Filed Pursuant to Rule 424(b)(3)

Registration No. 333-272652

PROSPECTUS

SHARPLINK GAMING LTD.

266,667 Ordinary Shares

This prospectus relates to the resale by the selling shareholder (the “Selling Shareholder”), identified on page 12 of this prospectus, of up to 266,667 ordinary shares (the “Registrable Shares”), nominal value NIS 0.60 per share (the “Ordinary Shares”), issuable upon exercise of 266,667 ordinary share purchase warrants which were issued to Alpha Capital Anstalt (“Alpha”) in a private placement pursuant to a securities purchase agreement.

Unless the context expressly dictates otherwise, the information set forth in this prospectus and the registration statement of which this prospectus forms a part, reflects the 1-for-10 reverse stock split effected by the Company on April 25, 2023.

We are registering the above described offer and sale of the Registrable Shares by the Selling Shareholder to satisfy certain registration rights we have granted. We will not receive any proceeds from the sale of these shares by the Selling Shareholder. The Selling Shareholder may offer all or part of the Registrable Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These Registrable Shares are being registered to permit the Selling Shareholder to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Shareholder may sell these Registrable Shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution.” In connection with any sales of Registrable Shares offered hereunder, the Selling Shareholder, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will bear all costs, expenses and fees in connection with the registration of the Registrable Shares. The Selling Shareholder will bear all commissions and discounts, if any, attributable to the sale or disposition of the Registrable Shares, or interests therein.

Investing in our shares involves substantial risks. See “RISK FACTORS” on page 11 of this prospectus. You should carefully read this prospectus and the documents incorporated herein before making any investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Registrable Shares or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 29, 2023.

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This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the Registrable Shares covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered, or Registrable Shares are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Registrable Shares.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these shares in any jurisdiction.

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ABOUT THIS PROSPECTUS

In this prospectus, unless otherwise noted, references to “SharpLink,” the “Company,” “we,” “us,” and “our” refer to SharpLink Gaming Ltd. and our subsidiaries.

Neither we, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in our Ordinary Shares. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our Ordinary Shares. You should rely only on the information contained in this prospectus or in any amended prospectus that we may authorize to be delivered or made available to you. We and the underwriter have not authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date hereof, regardless of the time of its delivery or any sale of our Registrable Shares.

INDUSTRY AND MARKET DATA

This prospectus contains and incorporates by reference market data, industry statistics, and other data that have been obtained from, or compiled from, information made available by third parties. Although we believe these third-party sources are reliable, we have not independently verified the information. Except as may otherwise be noted, none of the sources cited in this prospectus has consented to the inclusion of any data from its reports, nor have we sought their consent. In addition, some data are based on our good faith estimates. Such estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as our own management’s experience in the industry, and are based on assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable. However, none of our estimates have been verified by any independent source. See “Special Note Regarding Forward-Looking Statements” below.

MARKET INFORMATION

Our Ordinary Shares are traded on The Nasdaq Capital Market under the symbol “SBET.” On September 27, 2023, the last reported sale price of our Ordinary Shares was $2.12 per share. As of September 27, 2023, there were 93 holders of our Ordinary Shares. The actual number of stockholders of our Ordinary Shares is greater than the number of record holders and includes holds of our Ordinary Shares which are held in street name by brokers and other nominees.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management and involve risks and uncertainties. Forward-looking statements include statements regarding our plans, strategies, objectives, expectations and intentions, which are subject to change at any time at our discretion. Forward-looking statements include our assessment, from time to time of our competitive position, the industry environment, potential growth opportunities, the effects of regulation and events outside of our control, such as natural disasters, wars or health epidemics. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions.

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Forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors which could cause the actual results to differ materially from the forward-looking statement. These uncertainties and other factors include, among other things:

●	unexpected technical and marketing difficulties inherent in major research and product development efforts;

●	our ability to remain a market innovator, to create new market opportunities, and/or to expand into new markets;

●	the potential need for changes in our long-term strategy in response to future developments;

●	our ability to attract and retain skilled employees;

●	our ability to raise sufficient capital to support our operations and fund our growth initiatives;

●	unexpected changes in significant operating expenses;

●	changes in the supply, demand and/or prices for our products and services;

●	increased competition, including from companies which may have substantially greater resources than we have;

●	the impact of potential security and cyber threats or the risk of unauthorized access to our, our customers’ and/or our business partners’ information and systems;

●	changes in the regulatory environment and the consequences to our financial position, business and reputation that could result from failing to comply with such regulatory requirements;

●	our ability to continue to successfully integrate acquired companies into our operations;

●	our ability to respond and adapt to unexpected legal, regulatory and government budgetary changes, including those resulting from the ongoing COVID-19 pandemic, such as vaccine mandates, the threat of future variants and resulting government-mandated shutdowns, quarantine policies, travel restrictions and social distancing, curtailment of trade and other business restrictions affecting our ability to market our products and services;

●	varying attitudes towards sports and online casino games and poker (“iGaming”) data providers and betting by foreign governments;

●	failure to develop or integrate new technology into current products and services;

●	unfavorable results in legal proceedings to which we may be subject;

●	failure to establish and maintain effective internal control over financial reporting; and

●	general economic and business conditions in the United States and elsewhere in the world, including the impact of inflation.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and any related prospectus supplement and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus and any related prospectus supplement also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Overview

Founded in 2019 and headquartered in Minneapolis, Minnesota, SharpLink Gaming Ltd. is a leading business-to-business provider of performance marketing and advanced technology-enabled fan engagement and conversion solutions for the fast emerging U.S. sports betting and iGaming industries. Our base of marquis customers and trusted business partners includes many of the nation’s leading sports media publishers, leagues, teams, sportsbook operators, casinos and sports technology companies, including Turner Sports, NASCAR, PGA TOUR, National Basketball Association (“NBA”), National Collegiate Athletic Association (“NCAA”), NBC Sports, BetMGM, Party Poker, World Poker Tour and Tipico, among numerous others.

We continue to make deliberate and substantial investments in support of our long-term growth objectives. Our primary growth strategy is centered on cost effectively monetizing our own and our customers’ respective online audiences of U.S. fantasy sports and casual sports fans and casino gaming enthusiasts by converting them into loyal online sports and iGaming bettors. We are endeavoring to achieve this through deployment of our proprietary conversion technologies, branded as our “C4” solutions, which are seamlessly integrated with fun, highly engaging fan experiences. Purpose-built from the ground-up specifically for the U.S. market, SharpLink’s C4 innovations are designed to help unlock the lifetime value of sports bettors and online casino players. More specifically, C4:

●	COLLECTS, analyzes and leverages deep learning of behavioral data relating to individual fans;
●	CONNECTS and controls fan engagement with real-time, personalized betting offers sourced from U.S. sportsbooks and casinos in states where online betting has been legalized;
●	CONVERTS passive fantasy sports and casual sports fans into sports bettors on a fully automated basis; and
●	readily enables gaming operators and publishers to CAPITALIZE on acquiring and scaling sports betting and iGaming depositors, resulting in higher revenue generation and greatly enhanced user experiences.

We reach fans and cultivate audience growth and activation through our four primary operating segments: 1) Sports Gaming Client Services; 2) SportsHub Games Network/Fantasy Sports; 3) Affiliate Marketing Services – International; and 4) Affiliate Marketing Services – United States.

The Company previously owned and operated an enterprise telecom expense management business (“Enterprise TEM”) acquired in July 2021 in connection with SharpLink’s go-public merger with Mer Telemanagement Solutions Ltd. Beginning in 2022, we sought a buyer for the business; and on December 31, 2022, we completed the sale of this business to Israel-based MTS Technology Ltd.

SharpLink is guided by an accomplished, entrepreneurial leadership team of industry veterans and pioneers encompassing decades of experience in delivering innovative sports solutions to partners that have included Turner Sports, Google, Facebook, the National Football League (“NFL”), NCAA and NBA, among many other iconic organizations, with executive experience at companies which include ESPN, NBC, Sportradar, AOL, Betfair and others.

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As of March 2023, the Company’s state regulatory initiatives have resulted in SharpLink being licensed and/or authorized to operate in 26 U.S. states, the District of Columbia, Puerto Rico and Ontario, Canada, which represents nearly 100% of the legal online betting market in North America.

By leveraging our technology and building on our current client and industry relationships, SharpLink believes we are well positioned to earn a leadership position in the rapidly evolving sports betting and iGaming markets by driving down customer acquisition costs, materially increasing and enhancing player engagement and delivering users with high lifetime value to our proprietary web properties and to those of our gaming partners.

During the fiscal years ended December 31, 2022 and 2021, we generated revenues of $7,288,029 and $2,635,757, respectively, representing an increase of 177% on a comparative year-over-year basis.

Our Corporate Information

Go-Public Merger with Mer Telemanagement Solutions Ltd.

Formerly known as Mer Telemanagement Solutions Ltd. (“MTS”), the Company was incorporated as a public limited liability company under the laws of the State of Israel in December 1995. The Company continues to operate under such laws and associated legislation of an Israeli business. In July 2021, MTS completed a merger between New SL Acquisition Corp., its wholly owned subsidiary, and SharpLink, Inc. (“Old SharpLink”) (the “MTS Merger”). In the MTS Merger, Old SharpLink was treated as the acquirer for accounting purposes because, among other reasons, its pre-merger shareholders held a majority of the outstanding shares of the Company immediately following the merger. After the merger, the Company changed its name from Mer Telemanagement Solutions Ltd. to SharpLink Gaming Ltd. and its NASDAQ ticker symbol from MTSL to SBET.

FourCubed Acquisition

On December 31, 2021, in a combination of cash and stock transaction, we acquired certain assets of 6t4 Company, a Minnesota corporation and FourCubed Management, LLC, a Delaware limited liability company (collectively “FourCubed”), including FourCubed’s iGaming and affiliate marketing network, known as PAS.net. For more than 16 years, FourCubed provided its global iGaming operating partners with affiliate marketing services. The strategic acquisition of FourCubed brought SharpLink an industry respected operating team with decades of combined experience in conversion through affiliate marketing services and in securing highly profitable, recurring net gaming revenue contracts with many of the world’s leading iGaming companies, including Party Poker, bwin, UNIBET, GG Poker, 888 poker, betfair and others. Originally established in 2005, FourCubed’s international iGaming affiliate network, Poker Affiliate Solutions (“PAS”) is currently comprised of over 12,000 sub-affiliates and has delivered nearly two million referred players since it was launched in 2008 at www.pas.net.

Merger with SportsHub Games Network Inc. (the “SportsHub Merger”)

SharpLink, SHGN Acquisition Corp., a Delaware corporation and wholly owned subsidiary of SharpLink (“Merger Subsidiary”), SportsHub Games Network Inc. (“SportsHub”) and Christian Peterson, an individual acting as the SportsHub stockholders’ representative entered into a Merger Agreement on September 7, 2022. The Merger Agreement, as amended, contained the terms and conditions of the proposed business combination of SharpLink and SportsHub. Pursuant to the Merger Agreement, as amended, on December 22, 2022, SportsHub merged with and into Merger Subsidiary with Merger Subsidiary surviving as a wholly owned subsidiary of SharpLink. In association with the transaction, SharpLink issued, in the aggregate, 431,926 Ordinary Shares to common and preferred stockholders of SportsHub, on a fully diluted basis. An additional aggregate of 40,585 Ordinary Shares were reserved for future issuance.

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Sale of Legacy MTS Business

On December 31, 2022, SharpLink closed on the sale of its legacy MTS business (“Legacy MTS”) to Israel-based MTS Technology Ltd. (formerly Entrypoint South Ltd.), a subsidiary of Entrypoint Systems 2004 Ltd. In consideration of MTS Technology Ltd. acquiring all rights, title, interests and benefits to Legacy MTS, including 100% of the shares of MTS Integratrak Inc., one of the Company’s U.S. subsidiaries, MTS Technology Ltd. will pay SharpLink an earn-out payment (an “Earn-Out Payment”) equal to three times Legacy MTS’ Earnings Before Interest, Taxes and Depreciation for the year ending December 31, 2023, up to a maximum earn-out payment of $1 million (adjusted to reflect net working capital as of the closing date). Within ten (10) calendar days of the approval by the board of directors of the Buyer of the audited annual financial statements of the Business as at December 31, 2023, and for the 12-month period ending on such date, which shall occur no later than May 31, 2024, Buyer shall deliver to the Seller a schedule certified by its Chief Executive Officer and Chief Financial Officer setting forth the computation of the Earn-Out Payment (as applicable), if any, together with the calculation thereof in an agreed Excel table format (including, but not limiting to all relevant details of the EBITDA calculations for the year 2023).

Change from Foreign Private Issuer to Domestic Issuer

Prior to January 1, 2023, SharpLink, an Israel corporation, qualified as a foreign private issuer. There are two tests to determine whether a foreign company qualifies as a foreign private issuer: the U.S. shareholder test and U.S. business contacts test. Under the U.S. shareholder test, a foreign company will qualify as a foreign private issuer if 50% or less of its outstanding voting securities are held by U.S. residents. If a foreign company fails this shareholder test, it will still be considered a foreign private issuer unless it fails any one part of the U.S. business contacts test. The U.S. business contacts test includes the following three parts: 1) the majority of the company’s executive officers or directors are U.S. citizens or residents; 2) more than 50% of the issuer’s assets are located in the United States; or 3) the issuer’s business is administered principally in the United States. Because we failed these tests, we are no longer a foreign private issuer and effective January 1, 2023, we are required to comply with the reporting requirements under the rules and regulations of the Exchange Act, applicable to U.S. domestic companies.

Reverse Stock Split

On January 20, 2023, the Company held an extraordinary general meeting of shareholders (the “Meeting”), at which the Company’s shareholders approved amendments to the Company’s Memorandum of Association and Second Amended and Restated Articles of Association (the “M&AA”) to effect a reverse stock split of the Company’s Ordinary Shares, nominal value NIS 0.06 per share by a ratio of up to and including 20:1, to be effective at the ratio and on a date to be determined by the Company’s Board of Directors (the “Board”). On April 17, 2023, the Board determined to effect the Reverse Stock Split at a ratio of 1-for-10 on May 3, 2023 or any other date determined by the Chairman of the Board, and approved the corresponding amendments to the M&AA. On April 24, 2023, the Chairman of the Board determined to effect the Reverse Stock Split on April 25, 2023. On April 25, 2023 (the “Effective Date”), the Company effected a 1-for-10 reverse share split of all of the Company’s share capital, including its Ordinary Shares, nominal value of NIS 0.06 per share (the “Reverse Stock Split”) and adopted amendments to its M&AA in connection with the Reverse Stock Split.

The Company undertook the Reverse Stock Split with the objective of meeting the minimum $1.00 per ordinary share bid requirement for maintaining the listing of its Ordinary Shares on The Nasdaq Capital Market. As a result of the Reverse Stock Split, the number of Ordinary Shares held by each shareholder of the Company automatically consolidated on a ten (old) Ordinary Share for one (new) Ordinary Share basis. On the Effective Date, the Company’s 26,881,144 Ordinary Shares issued and outstanding were reduced to 2,688,451 Ordinary Shares issued and outstanding, and the total number of the Company’s authorized Ordinary Shares under its M&AA was reduced from 92,900,000 Ordinary Shares, nominal value NIS 0.06 per share, to 9,290,000 Ordinary Shares, nominal value NIS 0.60 per share. No fractional shares were issued in connection with the Reverse Stock Split, but fractions were rounded up or down to the nearest whole share (with half shares rounded down). On May 10, 2023, Nasdaq notified the Company that since the bid price of the Company’s Ordinary Shares closed above $1.00 for ten consecutive trading days from April 26, 2023 through May 9, 2023, the Company had cured the bid price deficiency, its ordinary shares would not be suspended or delisted and the matter was considered closed. As a result, the Company is currently in compliance with the Listing Rule 5550(a)(2).

The Company’s Ordinary Shares began trading on a split-adjusted basis on The Nasdaq Capital Market on April 26, 2023, and continue to trade under its existing symbol “SBET.” The new CUSIP number for the Ordinary Shares following the Reverse Stock Split is M8273L110.

The Company has retained its transfer agent, Equiniti/American Stock Transfer & Trust Company, to act as exchange agent for the Reverse Stock Split. Shareholders of record as of the Effective Date in certificated form will receive a letter of transmittal providing instructions for the surrender of their pre-reverse split share certificates. Shareholders owning uncertificated book-entry shares or owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split and will not be required to take any action in connection with the Reverse Stock Split.

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NASDAQ Notice

On May 23, 2023, SharpLink received a notice (the “Notice”) from the staff of the Listing Qualifications Department at Nasdaq that it is no longer in compliance with the equity standard for continued listing on Nasdaq. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain shareholders’ equity of at least $2,500,000 under the net equity standard (the “Nasdaq Rule”). SharpLink does not meet the alternative standards for market value of listed securities or net income from continuing operations.

Nasdaq provided the Company with 45 calendar days, or until July 7, 2023, to submit a plan to regain compliance with the Nasdaq Rule. The Company timely submitted its plan and relevant materials to Nasdaq and requested an extension through November 20, 2023 to evidence compliance with the Nasdaq Rule. On August 3, 2023, the Company received a determination letter from Nasdaq advising it that Nasdaq granted the Company an extension to regain compliance with the Nasdaq Rule, and that on or before November 20, 2023 the Company must take the actions set forth in the plan and opt for one of the two alternatives to evidence compliance with the Nasdaq Rule. The consummation of this offering is part of the actions set forth in the plan to regain compliance with the Nasdaq Rule.

If the Company fails to evidence compliance upon filing its periodic report for the year ended December 31, 2023, with the SEC, the Company may receive a written notification from the Staff that its securities will be delisted. At that time, the Company may appeal the Staff’s determination to a Hearings Panel.

Proposed Offering

On September 22, 2023, the Company filed a registration statement on Form S-1 in connection with a proposed public offering of the Company’s Ordinary Shares, ordinary warrants and pre-funded warrants.

The current conversion prices of our Series B Preferred Shares and Debenture are $7.00 and $4.1772 per share, respectively. The current exercise price of our warrants issued to Alpha in February 2023 is $4.0704 per share. All of these securities include an anti-dilution mechanism. If the proposed offering is consummated, and there is no guarantee that it will be, if the shares are issued with a public offering price less than the conversion/exercise prices, these prices will be reduced accordingly, subject to certain floor prices. As a result, we will receive less proceeds from the conversion/exercise of these securities.

Extraordinary Meeting of Shareholders to be Held

On September 26, 2023, SharpLink filed a definitive proxy notice and proxy statement in connection with its planned Extraordinary General Meeting of Shareholders to be held in October. At the meeting, SharpLink’s shareholders will be asked to vote to adopt an amendment to the Company’s amended and restated articles of association to increase the authorized share capital of the Company from 9,290,000 Ordinary Shares, nominal value NIS 0.60 per share, to 100,000,000 Ordinary Shares, nominal value NIS 0.60 per share, and to approve a corresponding amendment to the Company’s Memorandum of Association.

The primary purpose of this proposal is to provide sufficient authorized Ordinary Shares for SharpLink to consummate an offering, which is part of the plan to regain compliance with the Nasdaq Rule. As disclosed in the Proxy Statement, in order to regain compliance with the Nasdaq Rule, SharpLink will need to complete an equity offering prior to November 20, 2023. In addition, the increase in the authorized shares is also necessary to ensure the availability of a sufficient number of authorized Ordinary Shares for possible future conversion of convertible financial instruments into Ordinary Shares, or the restructuring of Company debt, and will allow the Company to issue additional Ordinary Shares for various corporate purposes, including but not limited to, financings, potential strategic transactions, including mergers, acquisitions, strategic partnerships, joint ventures, divestitures, and business combinations, as well as other general corporate transactions, without the expense and delay of arranging another extraordinary meeting of shareholders.

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ALPHA PRIVATE PLACEMENT

On November 16, 2021, the Company entered into a Securities Purchase Agreement (the “2021 Purchase Agreement”) with Alpha pursuant to which the Company issued and sold, in a registered direct offering (the “Offering”), an aggregate of 141,307 of the Company’s Ordinary Shares at an offering price of $37.5 per share. In addition, the Company sold to Alpha certain prefunded ordinary share purchase warrants (the “Prefunded Warrants”) to purchase 125,359 Ordinary Shares. The Prefunded Warrants were sold at an offering price of $37.4 per warrant share and are exercisable at a price of $0.10 per share. Subject to limited exceptions, a holder of a Prefunded Warrant will not have the right to exercise any portion of such warrant if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of Ordinary Shares of the Company outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

The aggregate net proceeds from the sale of the Shares and Prefunded Warrants, after deducting offering expenses, was $9.9 million. The Shares and the Prefunded Warrants were offered by the Company pursuant to a registration statement on Form F-3 (File No. 333-237989), which was initially filed with the SEC on May 4, 2020, and was declared effective by the SEC on May 12, 2020 (the “May 2020 Registration Statement”). Alpha exercised the Prefunded Warrants in full on a cashless basis on June 6, 2023 and received 121,479 Ordinary Shares.

In a concurrent private placement (the “Private Placement”), the Company issued to Alpha, for each Share and Prefunded Warrant purchased in the Offering, an additional ordinary share purchase warrant (the “Regular Warrant”), each to purchase one Ordinary Share. The Regular Warrants are initially exercisable six months following issuance and terminate four years following issuance. The Regular Warrants had an initial exercise price of $45.0 per share and are exercisable to purchase an aggregate of 266,667 Ordinary Shares. As a result of a Securities Purchase Agreement (the “2023 Purchase Agreement”) entered into between the Company and Alpha on February 14, 2023, the exercise price of the Regular Warrants was reduced to $0.60 per share. The Regular Warrants also provide for an identical Beneficial Ownership Limitation as contained in the Prefunded Warrants.

The Regular Warrants and the Ordinary Shares issuable upon the exercise of such warrants were not registered under the Securities Act, were not offered pursuant to the May 2020 Registration Statement and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. The 2021 Purchase Agreement provides the holder of the Regular Warrant with certain “piggy-back” registration rights in the event the Company files other registration statements with the SEC under the Securities Act. In the event that at the time of exercise there is not then a current registration statement covering the resale of the Ordinary Shares issuable upon exercise of the Regular Warrants, the holder shall have the right to exercise such warrant on a cashless (net exercise) basis.

We are registering the offer and sale of the Registrable Shares by the Selling Shareholder to satisfy certain registration rights we have granted.

Our registration of the shares covered by this prospectus does not mean that the Selling Shareholder will offer or sell any of the Registrable Shares if or when converted or exercised. The Selling Shareholder may offer, sell or distribute all or a portion of its Registrable Shares publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Shareholder may sell the Registrable Shares in the section titled “Plan of Distribution.”

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THE OFFERING

Ordinary Shares Beneficially Held by the Selling Shareholder:	283,081*

Ordinary Shares Offered by the Selling Shareholder:	266,667

Ordinary Shares Outstanding Prior to the Exercise of the Regular Warrant by the Selling Shareholder:	2,833,734

Ordinary Shares Outstanding Assuming the Full Exercise of the Regular Warrant by the Selling Shareholder:	3,100,401*

Use of Proceeds:	We will not receive any proceeds from the sale of shares by the Selling Shareholder. We will receive the proceeds of approximately $160,000 from the full exercise of the Regular Warrant for cash, which we intend to use for general corporate and working capital purposes. However, up until and if the Registrable Shares are registered pursuant to this prospectus, the Regular Warrant may be exercised on a cashless basis; in which case we would not expect to receive any gross proceeds from the cashless exercise of the Regular Warrant.

Risk Factors:	You should carefully read the “Risk Factors” on page 11 and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Ordinary Shares.

Nasdaq Symbol for Our Ordinary Shares:	SBET

*	All securities held by Alpha that are convertible or exercisable into our Ordinary Shares are subject to the Beneficial Ownership Limitation, which limits Alpha from converting or exercising such securities in the event the conversion or exercise will result in Alpha beneficially owning more than 9.99% of our issued and outstanding Ordinary Shares. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes any shares as to which the security or shareholder has sole or shared voting power or investment power and also any shares which the security or shareholder has the right to acquire within a forward-looking 60-day period, whether through the exercise or conversion of any preferred share, option, convertible security, warrant or other right.

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RISK FACTORS

Investment in our Ordinary Shares involves a high degree of risk. Prior to making a decision about investing in our Ordinary Shares, you should consider carefully the risk factors incorporated by reference in this prospectus, including the risk factors described in the section titled “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on April 5, 2023, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Those risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our Ordinary Shares could decline, and you may lose all or part of your investment.

For more information about our SEC filings, please see “Where You Can Find Additional Information” and “Incorporation by Reference.”

USE OF PROCEEDS

All of the Ordinary Shares covered by this prospectus are being sold by the Selling Shareholder. We will not receive any proceeds from the sale of these Ordinary Shares. We will receive approximately $160,000 if the Regular Warrant is exercised in full for cash, and we intend to use it for general corporate and working capital purposes.

The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholder in disposing of the shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which our Ordinary Shares may be sold by the Selling Shareholder under this prospectus.

DIVIDEND POLICY

We have never declared any cash dividends since inception and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business. The payment of dividends is within the discretion of the Board and will depend on our earnings, capital requirements, financial condition, prospects, applicable Israeli law, which, among other requirements, provides that dividends are only payable out of retained earnings, and other factors our Board might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our Ordinary Shares other than those generally imposed by applicable Israeli law and the restriction imposed by the terms of the Series B Preferred Shares and the 8% interest rate, 10% original issue discount, senior convertible debenture issued by SharpLink (the “Debenture”), which provide that as long as any portion of the Series B Preferred Shares and Debenture remains outstanding, unless the holders of at least 50.1% of the Series B Preferred Shares and 67% in principal amount of the then outstanding Debenture shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the subsidiaries to, directly or indirectly pay cash dividends or distributions on any equity securities of the Company.

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SELLING SHAREHOLDER

We have prepared this prospectus to allow the Selling Shareholder or its successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 266,667 Registrable Shares.

The following table sets forth the number of our Ordinary Shares beneficially owned by the Selling Shareholder as of September 27, 2023:

	Beneficial Ownership Before Offering		Number of Ordinary	Beneficial Ownership After Offering (2)
Name	Number of Ordinary Shares (1) (3) (4)	Percent	Shares offered by Selling Shareholder	Number of Ordinary Shares (1) (2) (3) (4)	Percent
Alpha Capital Anstalt (5)	283,081	9.9%	266,667	283,081	9.9%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes any shares as to which the security or shareholder has sole or shared voting power or investment power and also any shares which the security or shareholder has the right to acquire within 60 days of September 27, 2023, whether through the exercise or conversion of any preferred stock, stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or shareholder that he, she or it is a direct or indirect beneficial owner of those shares. Percentage of shares beneficially owned after the resale of all the shares offered by this prospectus assumes there are 2,833,734 outstanding Ordinary Shares prior to the issuance of any Ordinary Shares upon the exercise of the Regular Warrant. All securities held by Alpha that are convertible or exercisable into our Ordinary Shares are subject to the Beneficial Ownership Limitation, which limits Alpha from converting or exercising such securities in the event the conversion or exercise will result in Alpha owning more than 9.99% of our issued and outstanding Ordinary Shares. Konrad Ackermann and Nicola Feuerstein share voting and dispositive power over the securities held for the account of this selling shareholder.

(2)	Assumes the sale of all registered shares in the offering.

(3)	Beneficial ownership reflects the maximum number of Ordinary Shares that may be acquired by Alpha subject to the Beneficial Ownership Limitation. Pursuant to the Company’s records, Alpha owns of record (i) 101,406 Ordinary Shares, (ii) 12,481 Preferred B Shares, (iii) Regular Warrant to purchase 266,667 Ordinary Shares at an exercise price of $0.60 per share, (iv) the Debenture convertible to up to 1,391,798 Ordinary Shares (consisting of 1,053,337 conversion shares to be issued at $4.1772 per share, the conversion price, and 338,461 interest shares which may be issued at $3.90 per share, the closing price of our Ordinary Shares as of April 20, 2023, assuming all permissible interest and principal payments are made in Ordinary Shares and the Debenture is held until maturity), and (v) warrant to purchase up to 880,000 Ordinary Shares at an exercise price of $4.0704 per share, the average of the five Nasdaq Official Closing Prices immediately preceding the Company’s filing of its preliminary proxy statement on April 14, 2023, subject to adjustment.

(4)	As of September 27, 2023, there were 7,202 Preferred A-1 Shares accrued as payment of quarterly dividends on the Preferred B Shares held by Alpha, but not yet issued.

(5)	Alpha’s address is Altenbach 8, 9490 Vaduz, Principality of Liechtenstein.

Certain Relationships with Selling Shareholder

2020 Old SharpLink-Alpha Securities Purchase Agreement

On December 23, 2020, Old SharpLink entered into a securities purchase agreement with Alpha, which the parties amended on June 15, 2021 and July 26, 2021. We refer to this securities purchase agreement, as amended, as the 2020 Purchase Agreement. Pursuant to an initial closing under the 2020 Purchase Agreement held on December 23, 2020, Old SharpLink issued and sold to Alpha shares of its Series A Preferred Stock for an aggregate gross purchase price of $2 million. The 2020 Purchase Agreement also provided that Alpha would purchase from Old SharpLink, and Old SharpLink would sell to Alpha, shares of Old SharpLink’s Series B Preferred Stock for an aggregate purchase price of $6 million. The closing of the sale of the Old SharpLink’s Series B Preferred Stock occurred immediately prior to the MTS Merger. The outstanding shares of Old SharpLink Series A Preferred Stock (including shares issued in satisfaction of dividends payable thereon) and Series B Preferred Stock sold to Alpha pursuant to the 2020 Purchase Agreement were exchanged in the MTS Merger for shares of the Company’s Preferred A-1 Shares and Preferred B Shares.

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In addition to the Old SharpLink preferred stock sold to Alpha pursuant to the 2020 Purchase Agreement, Old SharpLink also agreed to issue to Alpha as a commitment fee for its obligation to purchase the Series B Preferred Stock. The commitment fee included a number of additional shares of Old SharpLink (or its successor, which includes the Company) representing 3% of the fully-diluted shares of the Company following the MTS Merger. In satisfaction of such commitment shares, Old SharpLink issued Alpha an additional number of its Series A-1 Preferred Stock immediately prior to Closing of the MTS Merger, which were exchanged for 70,099 Preferred A-1 Shares of the Company in the MTS Merger.

The 2020 Purchase Agreement also provided that until such time as Alpha has invested an additional $20 million in Old SharpLink, including, subject to certain conditions, the Company following the effective time of the MTS Merger, or until July 26, 2022 (one year following the effective time of the MTS Merger), Alpha will have a right to participate in future financings conducted by the Company by purchasing up to 55% of the securities offered for sale in any such financing transactions. For as long as Alpha continues to hold Preferred A-1 Shares or Preferred B Shares, the Company is also, subject to customary exceptions and is prohibited from issuing any “variable rate transactions,” which for purposes of the 2020 Purchase Agreement, means a transaction in which the Company issues debt or equity securities that are convertible into Ordinary Shares at a conversion price that is based on or varies with the current trading price of the Ordinary Shares.

2021 SharpLink-Alpha Securities Purchase Agreement

On November 16, 2021, the Company entered into the 2021 Purchase Agreement with Alpha pursuant to which the Company issued and sold, in a registered direct offering, an aggregate of 141,307 of the Company’s Ordinary Shares at an offering price of $37.5 per share. In addition, the Company sold to Alpha certain Prefunded Warrants to purchase 125,359 Ordinary Shares. The Prefunded Warrants were sold at an offering price of $37.40 per warrant share and are exercisable at a price of $0.10 per share. These shares and the Prefunded Warrants were offered by the Company pursuant to a registration statement on Form F-3 (File No. 333-237989), which was initially filed with the SEC on May 4, 2020, and was declared effective by the SEC on May 12, 2020 (the “May 2020 Registration Statement”). In a concurrent private placement, the Company issued to Alpha, for each Ordinary Share and Prefunded Warrant purchased in the offering, an additional Regular Warrant, each to purchase one Ordinary Share. The Regular Warrants are initially exercisable six months following issuance and terminate four years following issuance. The Regular Warrants have an exercise price of $45.00 per share and are exercisable to purchase an aggregate of 266,667 Ordinary Shares. The aggregate net proceeds from the sale of the Shares and Prefunded Warrants, after deducting offering expenses, was $9,838,711. On June 6, 2023, Alpha exercised the Prefunded Warrants in full on a cashless basis and received 121,479 Ordinary Shares.

The Regular Warrants and the Ordinary Shares issuable upon the exercise of such warrants were not registered under the Securities Act, were not offered pursuant to the May 2020 Registration Statement and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. The 2021 Purchase Agreement provides the holder of the Regular Warrant with certain “piggy-back” registration rights in the event the Company files other registration statements with the SEC under the Securities Act. In the event that at the time of exercise there is not then a current registration statement covering the resale of the Ordinary Shares issuable upon exercise of the Regular Warrants, the holder shall have the right to exercise such warrant on a cashless (net exercise) basis. We are registering the Ordinary Shares underlying the Regular Warrants to fulfill our obligation to maintain an effective registration statement covering the Ordinary Shares underlying the Regular Warrant.

2023 SharpLink-Alpha Debenture and Warrant Financing

On February 14, 2023, the Company entered into the 2023 Purchase Agreement with Alpha, pursuant to which the Company issued to Alpha, an 8% Interest Rate, 10% Original Issue Discount, Senior Convertible Debenture in the aggregate principal amount of $4,400,000 for a purchase price of $4,000,000 on February 15, 2023. The Debenture is convertible, at any time, and from time to time, at Alpha’s option, into conversion shares at an initial conversion price equal to $7.00 per share, subject to adjustment as described in the Debenture. Pursuant to the terms of the Debenture, the conversion price of the Debenture has been reset upon filing of the initial registration statement on Form S-1 on April 21, 2023 to $4.1772 per share, the lower of $7.00 and the average of the five Nasdaq Official Closing Prices immediately preceding the filing of such registration statement. As part of the 2023 Purchase Agreement, the exercise price of the Regular Warrants issued to Alpha in November 2021 and exercisable to purchase an aggregate of 266,667 Ordinary Shares (the Registrable Securities) was reduced from $45.00 per share to $0.60 per share.

On February 15, 2023, the Company also issued to Alpha a warrant to purchase 880,000 Ordinary Shares of the Company at an initial exercise price of $8.75. The warrant is exercisable in whole or in part, at any time on or after February 15, 2023 and before February 15, 2028. The exercise price of the warrant was subject to an initial reset immediately prior to the Company’s filing of a proxy statement that includes a shareholder approval proposal approving the issuance of underlying shares in excess of 19.99% of the issued and outstanding Ordinary Shares on the closing date (the “Shareholder Approval Proposal”) to the lower of $8.75 and the average of the five Nasdaq Official Closing Prices immediately preceding such date. As a result, the exercise price has been reset to $4.0704, the average of the five Nasdaq Official Closing Prices immediately preceding April 14, 2023, the date the Company filed its preliminary proxy statement which includes the Shareholder Approval Proposal. The warrant includes a beneficial ownership blocker of 9.99%. The warrant provides for adjustments to the exercise price, in connection with stock dividends and splits, subsequent equity sales and rights offerings, pro rata distributions, and certain fundamental transactions. In the event the Company, at any time while the warrant is still outstanding, issues or grants any right to re-price, Ordinary Shares or any type of securities giving rights to obtain Ordinary Shares at a price below exercise price, Alpha shall be extended full-ratchet anti-dilution protection on the warrant (reduction in price, only, no increase in number of warrant shares, and subject to customary exempt transaction issuances).

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PLAN OF DISTRIBUTION

The Selling Shareholder and any of its pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their Ordinary Shares covered by this prospectus hereby on the principal trading market or any other stock exchange, market or trading facility on which our Ordinary Shares are traded or in private transactions.

These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when selling such Ordinary Shares:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
●	block trades in which the broker dealer will attempt to sell the Ordinary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker dealer as principal and resale by the broker dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	in transactions through broker dealers that agree with the Selling Shareholder to sell a specified number of such Ordinary Shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell the Ordinary Shares covered by this prospectus under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. Broker dealers engaged by the Selling Shareholder may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker dealer acts as agent for the purchaser of Ordinary Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with the Supplementary Material to FINRA Rule 2121.

In connection with the sale of the Ordinary Shares offered hereby or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The Selling Shareholder may also sell the Ordinary Shares short and deliver these shares to close out their short positions, or loan or pledge the Ordinary Shares to broker-dealers that in turn may sell these shares. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Ordinary Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Shareholder and any broker-dealers or agents that are involved in selling the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares.

We will pay certain fees and expenses incurred by us incident to the registration of the Ordinary Shares; provided, however, that the Selling Shareholder will pay all underwriting discounts and selling commissions, if any.

Because the Selling Shareholder may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any Ordinary Shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

The Ordinary Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Ordinary Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Ordinary Shares may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the Selling Shareholder or any other person. We will make copies of this prospectus available to the Selling Shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The Ordinary Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Ordinary Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 9,290,000 Ordinary Shares, 80,000 Preferred A Shares, 260,000 Preferred A-1 Shares and 370,000 Preferred B Shares, nominal value NIS 0.60 each. On September 26, 2023, we filed a definitive proxy notice and proxy statement in connection with its planned Extraordinary General Meeting of Shareholders to adopt an amendment to the Company’s articles of association to increase the authorized share capital of the Company from 9,290,000 Ordinary Shares, nominal value NIS 0.60 per share, to 100,000,000 Ordinary Shares, nominal value NIS 0.60 per share. For further information, see “Prospectus Summary— Our Corporate Information —Extraordinary Meeting of Shareholders to be Held”.

Ordinary Shares

As of September 27, 2023, we have issued and outstanding 2,833,734 Ordinary Shares. Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “SBET.” The transfer agent for our Ordinary Shares is Equiniti/American Stock Transfer & Trust Company, and its address is 6201 15th Avenue Brooklyn, New York 11219.

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The rights attached to the Ordinary Shares are as follows:

●	equal rights to receive an invitation to attend all of and vote at all of the general meetings of the Company. Each one of the Ordinary Shares will confer upon the holder a single vote at every general meeting of the Company at which the holder participates and votes, in person, by agent, or by proxy.

●	equal rights to receive dividends, if and when distributed, whether in cash or any other manner, and to participate in a distribution of bonus shares, if and when distributed, according to the ratio between the shareholders’ holdings in the Company’s issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation) and the Company’s total issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation).

●	equal right to participate in a distribution of the Company’s assets available for distribution, in the event of liquidation or winding-up of the Company, following the distribution to the holders of the Series B Preferred Shares, if applicable, and pari-passu with the Series A and Series A-1 Preferred Shares (on an as-converted basis).

Liability to capital calls by our Company.

Under our Articles of Association, the liability of our shareholders is limited to the payment of the unpaid amount that they are required to pay the Company for the shares held by them.

Limitations on any existing or prospective major shareholder.

The Israeli Companies Law, 1999, as amended (the “Israeli Companies Law”) requires that an office holder (a term that includes also directors and executive officers) promptly, and no later than the first board meeting at which such transaction is considered, disclose any personal interest that he or she may have and all related material information known to him or her and any material documents in their possession, in connection with any existing or proposed transaction by us. The disclosure requirements that apply to an office holder also apply to a transaction in which a controlling shareholder of the company has a personal interest. The Israeli Companies Law provides that an extraordinary transaction (a transaction other than in the ordinary course of business, other than on market terms, or that may have a material impact on the company’s profitability, assets or liabilities) with a controlling shareholder or an extraordinary transaction with another person in which the controlling shareholder has a personal interest or a transaction with a controlling shareholder or his relative regarding Terms of Service and Employment, must be approved by the audit committee or the compensation committee, as the case may be, the board of directors and shareholders. The shareholders’ approval of such a transaction requires a simple majority approval and the fulfillment of one of the following conditions: (i) at least a majority of the votes cast by shareholders who have no personal interest in the transaction and who vote on the matter are voted in favor of the transaction, or (ii) the votes cast by shareholders who have no personal interest in the transaction voted against the transaction do not represent more than two percent of the voting rights in the company. In addition, any such transaction with a term that exceeds three years requires approval as described above every three years, unless (with respect only to extraordinary transactions and not to other transactions that require the special approval process) the audit committee approves that a longer term is reasonable under the circumstances.

Under the Companies Regulations (Relief from Related Party Transactions), 5760-2000, promulgated under the Israeli Companies Law, as amended, certain extraordinary transactions between a public company and its controlling shareholder(s) do not require shareholder approval. In addition, under such regulations, directors’ compensation and employment arrangements in a public company do not require the approval of the shareholders if both the compensation committee and the board of directors agree that such arrangements are solely for the benefit of the company or if the directors’ compensation does not exceed the maximum amount of compensation for outside directors determined by applicable regulations.

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Preferred A-1 Shares and Preferred B Shares

The Company’s authorized shares capital includes Preferred Stock of the following classes, the rights, terms and preferences of which are summarized below: Preferred A-1 Shares and Preferred B Shares. As of September 27, 2023, the Company had 12,481 Preferred B Shares issued and outstanding.

Our Articles provide that we shall not effect any conversion of the Preferred Shares to the extent that, after giving effect to the conversion, the applicable shareholder would beneficially own in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” is defined as 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon conversion of Preferred Shares held by the applicable shareholder. The applicable shareholder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions applicable to its Preferred Shares, but not greater than 9.99%. Any such increase or decrease in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such shareholder.

Preferred A-1 Shares

As of September 27, 2023, there were 7,202 Preferred A-1 Shares accrued as payment of quarterly dividends on the Preferred B Shares held by Alpha, but not yet issued. Preferred A-1 Shares have equal rights to the Ordinary Shares and are convertible into Ordinary Shares on a 1-for-1 basis (subject to customary adjustments); provided, however, that the Preferred A-1 Shares shall not be converted to the extent that, after giving effect to such conversion, the holder of the Preferred A-1 Shares (together with such holder’s affiliates and any persons acting as a group together with such holder) would beneficially own in excess of the beneficial ownership cap, which is initially set at 9.99%, of the number of the Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon conversion of the Preferred A-1 Shares held by the holder, or the Beneficial Ownership Limitation.

Prior to conversion into Ordinary Shares, the Preferred A-1 Shares are entitled to the following rights:

●	equal rights to receive dividends, if and when distributed to holders of Ordinary Shares, whether in cash or any other manner, and to participate in a distribution of bonus shares, if and when distributed, according to the ratio between the shareholders’ holdings in the Company’s issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation) and the Company’s total issued and outstanding share capital (Ordinary Shares and Preferred Shares on an as-converted basis, without regard to the Beneficial Ownership Limitation);

●	equal right to participate in a distribution of the Company’s assets available for distribution, in the event of liquidation or winding-up of the Company, on an as-converted basis, following the distribution to the holders of the Series B Preferred Shares, if applicable, and pari passu with the Ordinary Shares; and

●	equal rights to vote on all matters submitted to a vote of the Ordinary Shares (on an as-converted basis, but only up to the number of votes equal to the number of Ordinary Shares into which the Preferred Shares would be convertible subject to the Beneficial Ownership Limitation). The rights attached to any class (other than modifications to the Beneficial Ownership Limitation, which may not be modified) may be modified or abrogated by the affirmative consent of the respective Determining Majority of the shares of such class; provided, however, that the creation of additional shares of a specific class, or the issuance of additional shares of a specific class, shall not be deemed a modification or abrogation of rights attached to shares of such class or of any other class.

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Preferred B Shares

The Preferred B Shares, currently held by Alpha, are non-voting shares and convertible into Ordinary Shares on a 2.321-for-1 basis (subject to customary adjustments), subject to the Beneficial Ownership Limitation.

Prior to conversion into Ordinary Shares, the Preferred B Shares are entitled to the following rights:

●	a right to receive from the Company an amount equal to the purchase price of each outstanding Preferred B Share, plus any accrued and unpaid dividends, fees or liquidated damages due thereon (in connection with delays in conversion of Preferred B Shares), to be paid upon any liquidation, dissolution or winding-up of the Company, before any distribution to the other securityholders of the Company;

●	a “full ratchet” anti-dilution adjustment to the conversion price of the Preferred B Shares in the event the Company issues or sells Ordinary Shares or Ordinary Share equivalents for a consideration per share that is less than the conversion price per share of the Preferred B Shares then in effect, other than in connection with an Exempt Issuance (as such term is defined in the Revised Articles) and to a minimum price of $6.64.

Limitations on the Rights to Own Securities in Our Company

Neither our Memorandum of Association nor our Articles of Association nor any applicable law restrict in any way the ownership or voting of shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

Provisions Restricting Change in Control of Our Company

Tender Offer

The Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of a “control stake” (i.e., shares granting 25% or more of the aggregate voting rights at a general meeting of the company). This rule does not apply if there is already another shareholder holding 25% or of the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold more than a 45% of the aggregate voting rights at a general meeting of the company, unless there is another shareholder holding more than 45% of the aggregate voting rights at a general meeting of the company. These requirements do not apply if, in general, the acquisition: (1) was made in a private placement that received shareholder approval as a private placement that was meant to grant the purchaser 25% or more of the voting rights of a company in which no other shareholder holds 25% or more of the voting rights, or to grant the purchaser more than 45% of the voting rights of a company in which no other shareholder holds more than 45% of the voting rights, (2) was from a 25% or greater shareholder of the company which resulted in the acquiror becoming a 25% or greater shareholder of the company, or (3) was from a shareholder holding more than a 45% interest in the company which resulted in the acquiror becoming a holder of more than a 45% interest in the company.

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If, as a result of an acquisition of shares, the acquiror will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares (a “Full Tender Offer”). A Full Tender Offer is accepted if either: (i) holders of less than 5% of the outstanding shares do not accept the tender offer and more than half of the offerees who do not have a personal interest in accepting the tender offer accepted it, or (ii) holders of less than 2% of the outstanding shares do not accept the tender offer. If the Full Tender Offer is not accepted, then the acquiror may not acquire shares in the tender offer that will cause his shareholding to exceed 90% of the outstanding shares.

The Israeli Companies Law provides for appraisal rights in the event a Full Tender Offer is accepted if the shareholder files a request with the court within six months following the consummation of a Full Tender Offer. The acquirer may provide in the tender offer documents that any shareholder that accepted the offer and tendered his shares will not be entitled to appraisal rights.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, except under certain circumstances specified below, by the majority of each party’s shares voted on the proposed merger at a shareholders meeting. A merger is defined as the transfer of all assets and liabilities, including conditional, future, known and unknown debts of the target company to the surviving company, as a result of which the target company is liquidated, and stricken out of the Companies Register.

Under the Israeli Companies Law, if one of the merging companies, or a shareholder that holds 25% or more of the means of control of one of the merging companies (a “25% Shareholder”), holds shares of the other merging company, then a dissenting vote of holders of the majority of the shares of the other merging company present and voting, excluding shares held by the merging company or a 25% Shareholder thereof, or by anyone acting on behalf of either of them, their relatives and corporations controlled by them, is sufficient to reject the merger transaction. Means of control are defined as any of the following: (i) the right to vote at a general meeting of a company; and (ii) the right to appoint a director of a company. If the transaction would have been approved but for the exclusion of the votes as previously indicated, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of the company. The court will not approve a merger unless it is convinced that the merger is fair and reasonable, taking into account the values of the merging companies and the consideration offered to the shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merged company. In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days have passed from the date that shareholder approval of both merging companies was obtained.

Notwithstanding the foregoing, a merger is not subject to the approval of the shareholders of the target company if the target company is a wholly owned subsidiary of the surviving company. In addition, a merger is not subject to the approval of the shareholders of the surviving company if:

●	the merger does not require the alteration of the memorandum or articles of association of the surviving company;
●	the surviving company would not issue more than 20% of the voting rights thereof in the course of the merger and no person will become, as a result of the issuance, a controlling shareholder of the surviving company (for this purpose any securities convertible into shares of the surviving company that such person holds or that are issued to him in the course of the merger are deemed to have been converted or exercised);
●	neither the target company, nor any shareholder that holds 25% of the means of control of the target company is a shareholder of the surviving company; and
●	there is no person that holds 25% or more of the means of control in both companies.

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Disclosure of Shareholders Ownership

The Israeli Securities Law and regulations promulgated thereunder do not require shareholders of a company whose shares are publicly traded solely on a stock exchange outside of Israel, as in the case of our Company, to disclose their share ownership.

Changes in Our Capital

Changes in our capital are subject to the approval of the shareholders at a general meeting by a special majority of 75% of the votes of shareholders participating and voting in the general meeting.

Annual and Extraordinary Meetings

Under the Israeli Companies Law, a company must convene an annual meeting of shareholders at least once every calendar year and within 15 months of the last annual meeting with a notice of at least 35 days prior to the date of the meeting is required. Our board of directors may, in its discretion, convene additional meetings as “extraordinary general meetings.” In addition, the board must convene a special general meeting upon the demand of two of the directors or 25% of the directors, one or more shareholders holding at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or one or more shareholders holding at least 5% of the voting power in the Company.

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy and holding Ordinary Shares (on an as-converted basis) conferring in the aggregate more than thirty-three and a third percent (33 1/3%) of the total voting power attached to the Ordinary Shares of the company. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders. At the reconvened meeting, the required quorum consists of any two or more holders of Ordinary Shares (on an as-converted basis).

A resolution, including, but not limited to, a resolution to amend the Articles and to approve a merger of the company, shall be deemed adopted at a general meeting if the requisite quorum is present and the resolution is supported by holders of Ordinary Shares (on an as-converted basis) present, in person or by proxy, vested with more than fifty percent (50%) of the total voting power attached to the Ordinary Shares (on an as-converted basis, subject to the Beneficial Ownership Limitation) whose holders were present, in person or by proxy, at such general meeting and voted thereon, or such other percentage as is required by these Articles or by the law.

Pursuant to our Articles of Association, our directors (other than outside directors) are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting and hold office until the next annual general meeting of shareholders and until their successors have been elected. All the members of our Board of Directors (except the outside directors who generally have a limitation of three three-year terms) may be reelected upon completion of their term of office.

Under the Israeli Companies Law, companies incorporated under the laws of the State of Israel whose shares have been offered to the public and are held by the public are required to appoint at least two outside directors. Outside directors are elected by shareholders. In general, outside directors serve for a three-year term, which may be renewed for only two additional three-year term. However, Israeli companies listed on certain stock exchanges outside Israel, including the NASDAQ Capital Market, such as our Company, may appoint an outside director for additional terms of not more than three years each, subject to certain conditions. For more information regarding the election of outside directors, see the proxy statement on form DEF14A to be filed by the Company.

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Warrants

As of September 27, 2023, the Company has 1,158,015 warrants outstanding and exercisable for Ordinary Shares.

Alpha Warrants

In November 2021, the Company issued certain Regular Warrants to purchase 266,667 Ordinary Shares to Alpha. Each Regular Warrant originally had an exercise price of $45.00 per share, which was reduced to $0.60 pursuant to the 2023 Purchase Agreement entered between the Company and Alpha on February 14, 2023. These warrants were eligible to be exercised beginning on May 19, 2022 and will expire on November 19, 2025. These warrants may be exercised only by payment of the exercise price in cash, unless at the time of exercise there is not a registration statement in place for the underlying Ordinary Shares, in which case the Regular Warrants will be eligible for net exercise by forfeiture of the warrants with value equal to the exercise price. The exercise of the Regular Warrants will be limited by the Beneficial Ownership Limitation. The Regular Warrants are subject to standard anti-dilution adjustments.

In February 2023, the Company issued a warrant to Alpha to purchase 880,000 Ordinary Shares. The warrant has an initial exercise price of $8.75 per share. The warrant is exercisable in whole or in part, at any time on or after February 15, 2023 and before February 15, 2028. The exercise price of the warrant was subject to an initial reset immediately prior to the Company’s filing of a proxy statement that includes the Shareholder Approval Proposal to the lower of $8.75 and the average of the five Nasdaq Official Closing Prices immediately preceding such date. As a result, the exercise price has been reset to $4.0704, the average of the five Nasdaq Official Closing Prices immediately preceding April 14, 2023, the date the Company filed its preliminary proxy statement which includes the Shareholder Approval Proposal. The warrant includes a beneficial ownership blocker of 9.99%. The warrant provides for adjustments to the exercise price, in connection with stock dividends and splits, subsequent equity sales and rights offerings, pro rata distributions, and certain fundamental transactions. In the event the Company, at any time while the warrant is still outstanding, issues or grants any right to re-price, Ordinary Shares or any type of securities giving rights to obtain Ordinary Shares at a price below exercise price, Alpha shall be extended full-ratchet anti-dilution protection on the warrant (reduction in price, only, no increase in number of warrant shares, and subject to customary exempt transaction issuances).

Warrants - MTS

Prior to the MTS Merger, the MTS shareholders approved the issuance of a warrant to the former MTS CEO to acquire 5,833 ordinary shares, at an exercise price of $26.42, which vested and became immediately exercisable upon the consummation of the MTS Merger. The warrant was granted on July 21, 2021 and expires three years after the grant date. This warrant does not entitle the holder to any voting rights, dividends or other rights as a shareholder of SharpLink prior to the exercise of the warrant.

Prior to the MTS Merger, the MTS shareholders approved the issuance of a warrant to the former MTS CEO to acquire 2,500 ordinary shares, with a $0 exercise price, which vested and became immediately exercisable upon the consummation of the MTS Merger. The warrant was granted on July 21, 2021 and expires three years after the grant date. The grant date fair value was recognized as an expense upon vesting, which occurred immediately prior to the MTS Merger. The compensation expense related to this warrant was recognized in the MTS financial results immediately prior to the merger and thus is not included in the SharpLink consolidated statement of operations. This warrant does not entitle the holder to any voting rights, dividends or other rights as a shareholder of SharpLink prior to the exercise of the warrant.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer of employee.

LEGAL REPRESENTATION

The validity of the issuance of the Ordinary Shares offered hereby will be passed upon for us by S. Friedman, Abramson & Co., Tel Aviv, Israel.

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EXPERTS

The consolidated financial statements of the Company as of December 31, 2022, which are incorporated by reference in this prospectus in the registration statement, have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as set forth in their report thereon and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of the Company as of and for the year ended December 31, 2021 incorporated in this prospectus and registration statement by reference from the SharpLink Gaming Ltd. Annual Report on Form 10-K and the Form 10-K/A for the year ended December 31, 2022, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, which report expresses an unqualified opinion and includes explanatory paragraphs relating to going concern and retrospective adjustments for discontinued operations, incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SportsHub Games Network, Inc. and its Subsidiaries as of and for the year ended December 31, 2020, which are incorporated by reference in this prospectus and registration statement from the SharpLink Gaming Ltd. Annual Report on Form 10-K/A for the year ended December 31, 2022, have been audited by RSM US LLP, an independent auditor, as stated in their report thereon and incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SportsHub Games Network, Inc. and its Subsidiaries as of and for the year ended December 31, 2021, which are incorporated by reference in this prospectus in the registration statement from the SharpLink Gaming Ltd. Annual Report on Form 10-K/A for the year ended December 31, 2022, have been audited by Bergan KDV Ltd., an independent registered public accounting firm, as stated in their report thereon and are incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT

Our transfer agent is Equiniti/American Stock Transfer & Trust Company, LLC, located at 6201 15th Avenue, Brooklyn, New York 11219.

LEGAL PROCEEDINGS

From time to time, we may become involved in lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Although we currently maintain liability insurance coverage intended to cover professional liability and certain other claims, we cannot assure that our insurance coverage will be adequate to cover liabilities arising out of claims asserted against us in the future where the outcomes of such claims are unfavorable to us. Liabilities in excess of our insurance coverage, including coverage for professional liability and certain other claims, could have a material adverse effect on our business, financial condition and results of operations. As of September 27, 2023, there are no pending, nor to our knowledge threatened, legal proceedings against us.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.sharplink.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

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EXECUTIVE MANAGEMENT

The following table sets forth the name, age and position of each of our named executive officers and directors as of the date of this prospectus.

Name	Age	Position
Rob Phythian	58	President, Chief Executive Officer and Director
Chris Nicholas	54	Chief Operating Officer and Director
Robert DeLucia	59	Chief Financial Officer
David Abbott	57	Chief Technology Officer
Joseph Housman	41	Chairman of the Board and Director
Paul Abdo(1)	52	Director
Thomas Doering(1)(2)(3)	56	Director
Scott Pollei(1)(2)(3)	62	Outside Director
Adrienne Anderson(1)(2)(3)	45	Outside Director

(1) Indicates independent director under NASDAQ rules.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee

Rob Phythian: Mr. Phythian, age 58, has acted as our Chief Executive Officer and director since July 2021 and is currently President and Chief Executive Officer of Old SharpLink, a position he has held since he co-founded Old SharpLink in February 2019. From 2015 to 2021, Mr. Phythian was Chief Executive Officer and a director of SportsHub, a fantasy sports consolidation and daily game operator. Mr. Phythian resigned from his position as Chief Executive Officer in June 2021, and he also resigned his position as a director of SportsHub in September 2021. Before SportsHub, Mr. Phythian was co-founder and CEO of SportsData, where he was responsible for corporate operations, business development and strategic partnerships. Mr. Phythian was CEO of SportsData from 2010 until 2013, when SportsData was sold to international data company, Sportradar AG (“Sportsradar”). Mr. Phythian stayed with Sportsradar U.S., the U.S. subsidiary of Sportradar, until August 2015, working on key league and customer relationships including Google, Turner Sports, NBC, CBS and the NFL. Prior to Sportradar U.S., Mr. Phythian founded Fanball.com, which was sold to FUN Technologies, a publicly-traded company. Mr. Phythian earned a Bachelor’s degree in Business Administration from the University of St. Thomas (Minnesota).

Chris Nicholas: Mr. Nicholas, age 54, has acted as our Chief Operating Officer and director since July 2021 and is currently also the Chief Operating Officer of Old SharpLink, a position he has held since Old SharpLink was founded in February 2019. Prior to Old SharpLink, Mr. Nicholas was Chief Operating Officer and a director of SportsHub, from 2016 to 2019, and continued providing services to SportsHub on a limited part-time basis until June 1, 2021. Mr. Nicholas resigned his position as a director of SportsHub in September 2021. Prior to SportsHub, he was the Founder and CEO of Sports Technologies, Inc (“Sports Technologies”), which SportsHub purchased in 2016. Prior to Sports Technologies, Mr. Nicholas spent ten years at ESPN.com, most recently as Executive Producer, where he was responsible for the Fantasy Sports and ESPN Insider businesses. Mr. Nicholas began his career in 1994 at Starwave Corporation, an internet media company that was the first to put sports news, information and fantasy games on the Internet. Mr. Nicholas earned his B.A. from Dartmouth College.

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Robert DeLucia: Mr. DeLucia, age 59, has served as Chief Financial Officer of SharpLink since August 2022. Prior to joining SharpLink, he served as Interim Chief Financial Officer of Neon Logistics, LLC, where he was tasked with leading the Company’s financial restatements and transition to U.S. GAAP accounting. From February through December 2022, he was Chief Accounting Officer at GTT Communications, a tier one Internet backbone service supplier. Previously, Mr. DeLucia served as Controller of Eastern Airlines during its business reboot from January 2020 through November 2020. From October 2016 through 2019, he worked at Tarsus CFO Services, providing fractional CFO services to primarily mid-sized private equity firms; and from December 2011 through April 2016, he was Corporate Controller and Divisional CFO of Taurus Aerospace Group and Aviation Technical Services. Mr. DeLucia earned both Bachelor of Arts and Bachelor of Science degrees from Robert Morris University.

David Abbott: Mr. Abbott, age 57, joined SharpLink in September 2022 and has served as SharpLink’s Chief Technology Officer since November 2022. Prior to joining SharpLink, Mr. Abbott spent more than eight years at Sportradar (Nasdaq: SRAD), serving first as Senior Vice President of Innovation and Technology and rising to Managing Director of U.S. Sports Media, where he focused on the growth and development of the company’s media strategy in the United States. Founded in 2001, Swiss-based Sportradar is a sports technology company serving over 1,700 sports federations, media outlets, betting operators and consumer platforms across 120 countries. Sportradar’s U.S.-based business traces its start to its 2014 acquisition of SportsData, a provider of sports-related live data and digital content co-founded by Mr. Abbott and SharpLink’s CEO, Rob Phythian, in 2010. Following the acquisition, Mr. Abbott joined Sportradar to establish and build the Company’s U.S. presence. A frequent speaker at sports industry conferences and trade events, Mr. Abbott has also volunteered over the past several years as a mentor to CEOs of emerging software companies in association with the Minnesota Emerging Software Advisory. He earned his MBA in Finance from the University of St. Thomas – Opus College of Business and a Bachelor of Science degree in Computer Science from the University of Minnesota, Institute of Technology.

Joe Housman: Mr. Housman, age 41, has served as the Chairman of our Board of Directors since July 2021 and has served on the board of directors of Old SharpLink since its inception in February 2019. Since 2014, Mr. Housman has served as Vice President for Hays Companies | Brown & Brown Insurance, a national insurance brokerage firm, where he works with clients on risk management solutions with an emphasis on private equity and M&A transactions. Prior to Hays Companies, Mr. Housman was employed at Deloitte from 2004 to 2014 in the firm’s private company tax group. Mr. Housman also serves as a director of several private company businesses, working closely with the management teams on strategic growth and management initiatives, as well as advising and negotiating on acquisitions, operations, and dispositions of private company investments. Mr. Housman was also a director of SportsHub Games Network, Inc. (“SportsHub”) from 2015 through September 2021 when he resigned. He is a CPA (inactive) in the state of Minnesota and earned his B.A. in Accounting from Saint John’s University (Minnesota).

Paul J. Abdo: Mr. Abdo, age 52, has served on our Board of Directors since July 2021. Mr. Abdo is the CEO of Abdo Publishing, a worldwide educational publisher of print and digital content for schools. Prior to becoming CEO in 2015, Mr. Abdo worked in several different facets of the company including editorial, marketing, and international sales, starting and leading several divisions in the company including Spotlight Books, EPIC Press, and Essential Library. Mr. Abdo also serves on the board of the parent company, Abdo Consulting Group Inc. (ACGI), which has holdings in publishing, finance, real estate, and gaming. Mr. Abdo is also on the board of BankVista, a community bank with several branches in Minnesota. He obtained his bachelor’s and M.A. degrees in English from Minnesota State University, Mankato.

Tom Doering: Mr. Doering, age 56, has served on our Board of Directors since July 2021. Mr. Doering is an experienced business leader, technology investor and strategic advisor. Since 2006, he has served on the boards of directors and as an advisor for multiple privately-held companies in the technology, fantasy sports, consumer services, travel and non-profit industries. In 2008, he co-founded and served on the board of directors of LeagueSafe Management, LLC (“LeagueSafe”), a premier fantasy sports league management company that was acquired by Sports Hub Game Network in 2016. Prior to LeagueSafe, Mr. Doering Co-Founded E-Travel Experts (“ETX”) in 1998 and served as CEO until it was acquired in 2004 by Affiliated Computer Services. ETX was a provider of technology enabled solutions as well as fraud prevention, ticketing, accounting and back-office operations to the then-emerging Internet travel industry.

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Outside Directors

Scott Pollei: Mr. Pollei, age 62, is currently a partner at Dunn Lake Partners, LLC, a business and financial advisory firm that he founded in April 2019. From March 2020 to December 2020, Mr. Pollei served as Interim Chief Financial Officer of Crescent Electrical Supply Company, a wholesale distributor of electrical supplies based in East Dubuque, Illinois, and he served as a board member and finance and Audit Committee chair of that company from 2011 until his appointment as Interim CFO. From June 2017 to December 2019, Mr. Pollei was Chief Financial Officer at Fastbridge Learning, Inc., a SaaS provider of educational and assessment tools to the pre-K through 12th grade education market. Mr. Pollei was a partner in B2B CFO, LLC, a business and financial consulting firm, from September 2016 until March 2019. Prior to that, from August 2014 to August 2016, Mr. Pollei was Chief Operating Officer at Boulay PLLP, a public accounting and financial advisory firm. Prior to Boulay, from January 1994 until March 2014 he served in a number of positions of increasing responsibility at The Dolan Company, an NYSE-traded publisher and media company, including serving as its Chief Financial Officer from 1994 to 2009 and thereafter as Chief Operating Officer until his resignation in March 2014. The Dolan Company filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in March 2014, and emerged from bankruptcy in June 2014. Mr. Pollei began his career in public accounting with KPMG US, LLP. He is a certified public accountant (inactive) and earned a bachelor’s degree in Accounting, cum laude, from Luther College.

Adrienne Anderson: Ms. Anderson, age 45, is a certified public accountant and has spent the last several years of her career primarily focused on financial statement audits under Public Company Accounting Oversight Board auditing standards for SEC reporting companies. Since January 2019, Ms. Anderson has been an audit partner at D. Brooks and Associates, CPAs, a certified public accounting firm based in West Palm Beach, Florida, where she focuses her practice on accounting, auditing, attest and review services, specializing in working with emerging growth and high growth technology, manufacturers, distributors and service companies, as well as government contractors, both SEC registrants and private companies. Prior to that, from October 2014 to December 2018, she was with WithumSmith + Brown, a large regional CPA firm, having been promoted to partner of the firm in July 2017. Ms. Anderson earned a Bachelor of Science in Accounting from Eastern Illinois University and is a certified public accountant licensed in the states of Florida and Illinois.

Election of Officers; Family Relationships

Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among any of our directors or executive officers.

Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or executive officer or any associate of any such director or officer is a party adverse to our Company or has a material interest adverse to our Company.

Code of Ethics

We have adopted a code of ethics that applies to our chief executive officer and all senior financial officers of our company, including the chief financial officer, chief accounting officer or controller, or persons performing similar functions. Our code of ethics is posted on our website at https://www.sharplink.com/corporate-governance/. If we make any substantive amendment to the code of ethics or grant any waivers, including any implicit waiver, from a provision of the codes of ethics, we will disclose the nature of such amendment or waiver on our website.

Compensation Committee Interlocks and Insider Participation

Since July 2021, all officer compensation and bonuses for executive officers have been determined by our Compensation Committee, which is currently comprised of our outside directors, Ms. Adrienne Anderson and Mr. Scott Pollei and independent director Tom Doering, in addition to other approvals as may be required under applicable Israeli law.

None of our executive officers serves, or in the past has served, as a member of our Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is or has been an officer or employee of our Company.

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Nominations of Directors

Shareholders may recommend director candidates for consideration by following the procedures set forth in the Articles. Pursuant to the Articles, all shareholder nominations must be made by a notice in writing. Such notice should be signed by a shareholder of the Company (other than the candidate himself) who is entitled to participate in and vote at the meeting, stating the intent of the said shareholder to propose a candidate for election to the office of director, together with a document in writing by the candidate expressing his consent to be so elected, and shall have been received at the office of the Company within a period of not less than 48 hours and not more than 42 days before the appointed date of the annual general meeting.

Effective September 1, 2022, SEC Rule 14a-19 requires the use of a universal proxy card in contested director elections. Under this “universal proxy rule,” a shareholder intending to engage in a director election contest with respect to an annual meeting of shareholders must give the Company notice of its intent to solicit proxies by providing the name(s) of the shareholder’s nominee(s) and certain other information at least 60 calendar days prior to the anniversary of the previous year’s annual meeting date (except that, if the Company did not hold an annual meeting during the previous year, or if the date of the meeting has changed by more than 30 calendar days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by the Company).

Election of Directors

Our Board of Directors consists of seven members. Among them, Paul Abdo, Tom Doering, Scott Pollei and Adrienne Anderson are independent directors for NASDAQ corporate governance purposes.

Pursuant to our Articles, all of our directors (except the outside directors whose re-election is governed by specific terms of the Israeli Companies Law) are currently being elected at our Annual General Meeting of Shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting and hold office until the next Annual General Meeting of Shareholders and until their successors have been elected.

The Board of Directors may, at any time from time to time, appoint any other person as a director, whether to fill a casual vacancy or to add to their number. Ms. Adrienne Anderson and Mr. Scott Pollei were elected as the outside directors for the initial three-year term upon the closing of the MTS Merger in July 2021. As such, they will be up for re-election in 2024.

As we are no longer a foreign private issuer, we follow NASDAQ’s rule regarding the nomination process of directors. Accordingly, a majority of our independent directors have nominated and recommended our directors for reelection by our shareholders.

Outside and Independent Directors

Outside Directors. Under the Israeli Companies Law, companies incorporated under the laws of the State of Israel whose shares have been offered to the public and are held by the public are required to appoint at least two outside directors. The Israeli Companies Law provides that a person may not be appointed as an outside director if the person is a relative of the controlling shareholder of the company, or if the person, the person’s relative, partner, employer or an entity under that person’s control, has or had during the two years preceding the date of appointment any affiliation with the company, the controlling shareholder of the company or its relative, or any entity controlling, controlled by or under common control with the company. The term “relative” means a spouse, sibling, parent, grandparent, child or child, sibling or parent of a spouse or spouse of any of the foregoing. The term affiliation includes:

●	an employment relationship;
●	a business or professional relationship maintained on a regular basis;
●	control; and
●	service as an officer holder, excluding service as an outside director of a company that is offering its shares to the public for the first time.

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In addition, no person may serve as an outside director if the person’s position or other activities create, or may create, a conflict of interest with the person’s responsibilities as director or may otherwise interfere with the person’s ability to serve as director. If, at the time an outside director is appointed all members of the Board of Directors are of the same gender, then that outside director must be of the other gender. A director of one company may not be appointed as an outside director of another company if a director of the other company is acting as an outside director of the first company at such time.

At least one of the outside directors elected must have “accounting and financial expertise” and any other outside director must have “accounting and financial expertise” or “professional qualification,” as such terms are defined by regulations promulgated under the Israeli Companies Law.

Outside directors are elected by shareholders. In general, outside directors serve for a three-year term, which may be renewed for only two additional three-year term. However, Israeli companies listed on certain stock exchanges outside Israel, including The NASDAQ Capital Market, such as our Company, may appoint an outside director for additional terms of not more than three years each, subject to certain conditions. Such conditions include the determination by the Audit Committee and Board of Directors that in view of the outside director’s professional expertise and special contribution to the company’s Board of Directors and its committees, the appointment of the outside director for an additional term is in the best interest of the company. Based on this provision of the Israeli Companies Regulations (Relief for Public Companies with Shares Listed for Trading on a Stock Market Outside of Israel), 5760-2000 (the “Relief Regulations), our Board of Directors recommended the election of Ms. Adrienne Anderson and Mr. Scott Pollei as Outside Directors upon the closing of the SharpLink Merger in July 2021.

The election of an outside director for the initial three-year term requires the affirmative vote of a majority of the shares present, in person or by proxy, and voting on the matter, provided that either: (i) at least a majority of the shares of non-controlling shareholders and shareholders who do not have a personal interest in the resolution (excluding a personal interest that is not related to a relationship with the controlling shareholders) are voted in favor of the election of the outside director, or (ii) the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the resolution (excluding a personal interest that is not related to a relationship with the controlling shareholders) voted against the election of the outside director does not exceed 2% of the outstanding voting power in the company.

An outside director may be re-elected to serve for additional three-year terms in one of the two following methods: (i) the Board of Directors and a majority of independent directors proposed the nomination of the outside director for an additional term and her or his appointment is approved by the shareholders in the manner required to appoint outside directors for an initial term as set forth above, or (ii) in the event a shareholder holding 1% or more of the voting rights nominates the outside director for an additional term or if the outside director nominated her or himself for an additional term, the nomination is required to be approved by a majority of the votes cast by the shareholders of the company; provided that: (x) the votes of controlling shareholders, the votes of shareholders who have a personal interest in the approval of the appointment of the outside director, other than a personal interest that is not as a result of such shareholder’s connections to the controlling shareholder, and abstaining votes are excluded from the counting of votes and (y) the aggregate votes cast by shareholders in favor of the nomination that are counted for purposes of calculating the majority exceed 2% of the voting rights in the company. The outside director nominated by shareholders may not be a related or competing shareholder or a relative of such shareholder at the date of appointment and may not have an affiliation to a related or competing shareholder at the date of appointment or for the two-year period prior to the appointment. A “related or competing shareholder” is defined by the Israeli Companies Law as the shareholder that proposed the nomination or a significant shareholder (a shareholder holding 5% or more of the outstanding shares of a company or of the voting rights in a company), provided that at the date of appointment of the outside director such shareholder, its controlling shareholder or a corporation controlled by either of them, have business connections with the company or are competitors of the Company. The term “affiliation” is defined as set forth above.

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Outside directors can be removed from office only by the same special percentage of shareholders as can elect them, or by a court, and then only if the outside directors cease to meet the statutory qualifications with respect to their appointment or if they violate their duty of loyalty to the company.

Any committee of the Board of Directors exercising powers delegated by the Board must include at least one outside director and the Audit Committee and Compensation Committee must include all of the outside directors. An outside director is entitled to compensation as provided in regulations adopted under the Israeli Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with such service.

The Relief Regulations provide that a public company with securities listed on certain foreign exchanges, including The NASDAQ Capital Market, that has no controlling shareholder and satisfies the applicable foreign country laws and regulations that apply to companies organized in that country relating to the appointment of independent directors and composition of Audit and Compensation Committees, may elect not to comply with the requirements in connection with outside directors, as well as the Audit Committee and Compensation Committee composition requirements set forth in the Israeli Companies Law.

Independent Directors. In general, NASDAQ Stock Market Rules require that the Board of Directors of a NASDAQ-listed company have a majority of independent directors, within the meaning of the NASDAQ Stock Market Rules, and our Audit Committee must have at least three members and be comprised only of independent directors, each of whom satisfies the respective “independence” requirements of the SEC and NASDAQ. Our Board of Directors has determined that our outside directors, Ms. Adrienne Anderson and Mr. Scott Pollei, both qualify as independent directors under the rules of the SEC and NASDAQ. Our Board of Directors has further determined that Messrs. Paul Abdo and Tom Doering both qualify as independent directors under the requirements of the SEC and NASDAQ. Therefore, four of our seven Board members are independent directors for NASDAQ corporate governance purposes. In addition, in accordance with the rules of the SEC and NASDAQ, our Audit Committee is composed of three independent directors, as defined by the rules of the SEC and NASDAQ.

Pursuant to the Israeli Companies Law, a director may be qualified as an independent director if such director is either (i) an outside director; or (ii) a director that serves as a board member less than nine years (subject to the right to extend such period for additional three-year terms granted to certain companies, including companies whose shares are listed on NASDAQ) and the Audit Committee has approved that he or she meets the independence requirements of an outside director. A majority of the members serving on the Audit Committee must be independent under the Israeli Companies Law. In addition, a publicly traded company may elect to adopt a provision in its articles of association pursuant to which a majority of its Board of Directors will be independent. We have not included such a provision in our Articles and do not think it is necessary.

Board Committees

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee and a Compensation Committee. Each charter is available at our website at http://www.sharplink.com. The composition and responsibilities of each committee are described below. Members serve on committees until their resignation or until otherwise determined by our Board. Each of these committees has adopted a written charter that satisfies the applicable standards of the SEC and the Nasdaq Listing Rules, which we have posted on the investor relations section of our website.

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Audit Committee

Our Audit Committee, which was established in accordance with Section 114 of the Israeli Companies Law and Section 3(a)(58)(A) of the Exchange Act, assists our Board of Directors in overseeing the accounting and financial reporting processes of our company and audits of our financial statements, including the integrity of our financial statements, compliance with legal and regulatory requirements, our independent public accountants’ qualifications and independence, the performance of our internal audit function and independent public accountants, finding any defects in the business management of our company and proposing to the Board of Directors ways to correct such defects, and such other duties as may be directed by our Board of Directors. The Israeli Companies Law provides that the roles of an Audit Committee are: (i) monitoring deficiencies in the business management of a company, including by consulting with the internal auditor or independent accountants and suggesting methods of correction of such deficiencies to the Board of Directors, (ii) determining whether or not certain related party actions and transactions and actions taken by office holders that are “material actions” or “extraordinary transactions” in connection with their approval procedures as more fully described above, (iii) determining in connection with transactions with the controlling shareholder or with a third party in which the controlling shareholder has a personal interest (event if they are not extraordinary transactions) and in connection with transactions with the controlling shareholder or its relative, directly or indirectly, for the receipt of services or in connection with terms of employment or service, a duty to conduct a competitive process, supervised by the Audit Committee or anyone else appointed by the Audit Committee and based on criteria determined by the Audit Committee, or to determine that other procedures determined by the Audit Committee will be conducted, prior to execution of such transactions, all based on the type of the transaction (the Audit Committee is permitted to determine criteria for this matter once a year in advance), (iv) determining whether to approve actions and transactions that require Audit Committee approval under the Israeli Companies Law, (v) determining the method of approval of non-negligible transactions (i.e. transactions of a company with a controlling shareholder or with a third party in which the controlling shareholder has a personal interest that the Audit Committee determined are not extraordinary but are non-negligible), including to determine types of such transactions that will require the approval of the Audit Committee (the Audit Committee is permitted to determine a classification of transactions as non-negligible based on criteria determined once a year in advance), (vi) in a company in which the work plan of the internal auditor is approved by the board – examining the work plan before it is submitted to the board and suggesting revisions, (vii) assessing the company’s internal audit system and the performance of its internal auditor and whether the internal auditor has the resources and tools required for the performance of its role, taking into account, among others, the special needs and size of the company, (viii) examining the scope of work and compensation of the company’s independent auditor and (ix) setting procedures in connection with the method of dealing with complaints of employees regarding defects in the management of the company’s business and with the protection provided to such employees. Under Israeli law, an Audit Committee may not approve an action or a transaction with a controlling shareholder, or with an office holder, unless at the time of approval, two outside directors are serving as members of the Audit Committee and it otherwise meets the composition requirements of the Israeli law, other than in the event the company elected not to comply with these requirements as set forth under “Outside and Independent Directors” above.

Our Audit Committee is currently composed of Messrs. Tom Doering and Scott Pollei and Ms. Adrienne Anderson, all of whom satisfy the applicable “independence” requirements of the SEC, NASDAQ and the Israeli Companies Law for Audit Committee members.

Compensation Committee

In accordance with the Israeli Companies Law, our Compensation Committee’s role is to: (i) recommend a compensation policy for office holders and to recommend to the board, once every three years, concerning the approval of the continued validity of a compensation policy that was determined for a period exceeding three years; (ii) recommend an update to the compensation policy from time to time and to examine its implementation; (iii) determine whether to approve the terms of service or employment, including the grant of an exemption, insurance, undertaking to indemnify or indemnification, retirement bonuses and any other benefit, payment or undertaking to pay any such amounts, given due to service or employment, or, together, the Terms of Service and Employment, of office holders that require the committee’s approval; and (iv) determine whether certain transactions related to the Terms of Service and Employment of office holders is exempt from the requirement for shareholders’ approval. The Compensation Committee also has oversight authority over the actual Terms of Service and Employment of directors and officers and may make recommendations to the Board of Directors and the shareholders (where applicable) with respect to deviation from the compensation policy that was adopted by a company.

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In accordance with the Israeli Companies Law, our Compensation Committee must consist of no less than three members, including all of our outside directors (who must constitute a majority of its members of the committee), and the remainder of the members of the Compensation Committee are required to be directors whose terms of service and employment were determined pursuant to the regulations applicable to the terms of service of outside directors. Similar restrictions to the restrictions on the actions and membership in the Audit Committee, as discussed above under “Audit Committee”, are imposed on the Compensation Committee, with respect to, among other things, the requirement that an outside director serve as the chairman of the committee and the list of persons who may not serve on the committee. The composition requirements and restrictions do not apply in the event the company elected not to comply with these requirements as set forth under “Outside and Independent Directors” above. The Israeli Companies Law provides that an Audit Committee that meets the criteria for the composition of a Compensation Committee, such as our Audit Committee, can also act as the Compensation Committee. We have established a Compensation Committee that is currently composed of our outside directors, Ms. Adrienne Anderson and Mr. Scott Pollei and independent director Tom Doering.

Compensation Policy

In accordance with the Israeli Companies Law, in September 2022, our shareholders approved an updated compensation policy, amending previous policies approved by the shareholders in April 2015, August 2016, December 2019 and July 2021. The Israeli Companies Law requires that a compensation policy must be approved at least once every three years.

The approval of the compensation policy by shareholders requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and voting on the matter provided that at least one of the following conditions is met: (i) the shares voting in favor of the matter include at least a majority of the shares voted by shareholders who are not controlling shareholders and who do not have a personal interest in the approval of the compensation policy or (ii) the total number of shares voted against the compensation policy by shareholders referenced under (i) does not exceed 2% of the Company’s outstanding voting rights. We may approve a compensation policy even in the event it is rejected by the shareholders; provided that the Compensation Committee and thereafter the Board of Directors resolve that the approval of the compensation policy is for the benefit of our Company.

The Board of Directors is required to periodically examine the compensation policy and the need for adjustments based on the considerations in determining a compensation policy in the event of a material change in the circumstances prevailing during the adoption of the compensation policy or for other reasons.

Our compensation policy is intended to assist our Company to achieve its goals and its work plans with a long-term view and to ensure that:

●	the interests of the directors and officers of our Company will be as close as possible and in the closest possible conformity to the interests of our shareholders;
●	we will be able to recruit and retain senior managers who have the ability to lead our Company to business success and to confront the challenges we face;
●	our directors and officers will be motivated to achieve a high level of business performance without taking unreasonable risks; and
●	an appropriate balance will be created between the various components of compensation – fixed components versus variable components, short-term versus long-term and compensation in cash versus equity-based compensation.

In order to ensure consistency between all of the compensation components, in their approval deliberations for each of the components of compensation for an office holder, the Compensation Committee and the Board of Directors will be presented with the entire compensation package of the office holder.

Internal Audit

Under the Israeli Companies Law, the Board of Directors of a public company must appoint an internal auditor nominated by the Audit Committee. A person who does not satisfy the Israeli Companies Law’s independence requirements may not be appointed as an internal auditor. The role of the internal auditor is to examine, among other things, the compliance of the Company’s conduct with applicable law and orderly business practice. Mr. Doron Cohen of Fahn Kanne & Co., the Israeli member firm of Grant Thornton International Ltd., has served as our internal auditor for the years ended December 31, 2022 and 2021.

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Directors’ Service Contracts

There are no arrangements or understandings between us and any of our subsidiaries, on the one hand, and any of our directors, on the other hand, providing for benefits upon termination of their employment or service as directors of our company or any of our subsidiaries.

Approval of Related Party Transactions Under Israeli Law

Fiduciary Duties of Office Holders

The Israeli Companies Law codifies the fiduciary duties that “office holders,” including directors and executive officers, owe to a company. An “office holder” is defined in the Israeli Companies Law as a director, general manager, chief business manager, deputy general manager, vice general manager, other manager directly subordinate to the general manager or any other person assuming the responsibilities of any of the foregoing positions without regard to such person’s title. An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act at a level of care that a reasonable office holder in the same position would employ under the same circumstances. This includes the duty to utilize reasonable means to obtain (i) information regarding the appropriateness of a given action brought for his or her approval or performed by him or her by virtue of his or her position and (ii) all other information of importance pertaining to the foregoing actions. The duty of loyalty includes (i) avoiding any conflict of interest between the office holder’s position in the Company and any other position he or she holds or his or her personal affairs, (ii) avoiding any competition with the Company’s business, (iii) avoiding exploiting any business opportunity of the Company in order to receive personal gain for the office holder or others, and (iv) disclosing to the Company any information or documents relating to the Company’s affairs that the office holder has received due to his position as an office holder.

Disclosure of Personal Interests of an Office Holder

The Israeli Companies Law requires that an office holder promptly, and no later than the first board meeting at which such transaction is considered, disclose any personal interest that he or she may have and all related material information known to him or her and any material documents in their possession, in connection with any existing or proposed transaction by us. In addition, if the transaction is an extraordinary transaction, that is, a transaction other than in the ordinary course of business, other than on market terms, or that may have a material impact on the company’s profitability, assets or liabilities, the office holder must also disclose any personal interest of the office holder’s “relative” (as defined above), or by any corporation in which the office holder or a relative is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager.

Approval of Transactions with Office Holders

Some transactions, actions and arrangements involving an office holder (or a third party in which an office holder has a personal interest) must be approved by the Board of Directors and, in some cases, by the Audit Committee and by the Board of Directors, and under certain circumstances shareholder approval may also be required, provided, however, that each such transaction is required also to be for the benefit of the company. A director who has a personal interest in a transaction may not be present during the discussions and may not vote on the transaction, unless the transaction does not pertain to Terms of Service and Employment and is not an extraordinary transaction or unless the majority of the members of the board or the relevant committee has a personal interest. In the event the majority of the members of the Board of Directors or relevant committee have a personal interest, they are entitled to participate in the meeting and, in the event the majority of the members of the Board of Directors have a personal interest, the approval of the general meeting of shareholders is also required.

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Approval Process of Terms of Service and Employment of Office Holders

The process for approval of Terms of Service and Employment of office holders is as follows:

●	With respect to our chief executive officer, a controlling shareholder or a relative of a controlling shareholder, approval is required by the (i) Compensation Committee, (ii) Board of Directors and (iii) company’s shareholders with the “special majority” described above (in that order). Subject to certain conditions, the Israeli Companies Law provides an exemption from the shareholder approval requirement in connection with the approval of the Terms of Service and Employment of a CEO candidate or a temporary exemption as described above in connection with the terms of service of Mr. Phythian, our current CEO.

●	With respect to a director, approval is required by the (i) Compensation Committee, (ii) Board of Directors and (iii) company’s shareholders with a regular majority (in that order).

●	With respect to any other office holder, approval is required by the Compensation Committee and the Board of Directors (in that order); however, in the event of an update of existing Terms of Service and Employment, which the Compensation Committee confirms is not material, Compensation Committee approval is sufficient.

In the event the transaction with any office holder is not in accordance with the compensation policy, the approval of the Company’s shareholders, by “special majority,” is also required. In the event the Company’s shareholders do not approve the compensation of the CEO or other office holders (who are not directors, controlling shareholders or relatives of the controlling shareholders), the Compensation Committee and Board of Directors may, in special situations, approve the transaction, subject to their providing detailed reasons and after discussion and examination of the rejection by the Company’s shareholders.

Disclosure of Personal Interests of a Controlling Shareholder; Approval of Transactions with Controlling Shareholders

The disclosure requirements that apply to an office holder also apply to a transaction in which a controlling shareholder of the Company has a personal interest. The Israeli Companies Law provides that an extraordinary transaction with a controlling shareholder or an extraordinary transaction with another person in which the controlling shareholder has a personal interest or a transaction with a controlling shareholder or his relative regarding Terms of Service and Employment, must be approved by the Audit Committee or the Compensation Committee, as the case may be, by the Board of Directors and by shareholders. The shareholders’ approval of such a transaction requires a simple majority approval and the fulfillment of one of the following conditions: (i) at least a majority of the votes cast by shareholders who have no personal interest in the transaction and who vote on the matter are voted in favor of the transaction, or (ii) the votes cast by shareholders who have no personal interest in the transaction voted against the transaction do not represent more than 2% of the voting rights in the Company. In addition, any such transaction with a term that exceeds three years requires approval as described above every three years, unless (with respect only to extraordinary transactions and not to other transactions that require the special approval process) the Audit Committee approves that a longer term is reasonable under the circumstances.

Under the Companies Regulations (Relief from Related Party Transactions), 5760-2000, promulgated under the Israeli Companies Law, as amended, certain extraordinary transactions between a public company and its controlling shareholder(s) do not require shareholder approval. In addition, under such regulations, directors’ compensation and employment arrangements in a public company do not require the approval of the shareholders if both the Compensation Committee and the Board of Directors agree that such arrangements are solely for the benefit of the Company or if the directors’ compensation does not exceed the maximum amount of compensation for outside directors determined by applicable regulations.

Exculpation, Indemnification and Insurance of Directors and Officers

Exculpation of Office Holders. The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his or her duty of loyalty. If permitted by its articles of association, a company may exculpate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care. However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in connection with distributions.

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Insurance of Office Holders. Israeli law provides that a company may, if permitted by its articles of association, enter into a contract to insure its office holders for liabilities incurred by the office holder with respect to an act or omission performed in his or her capacity as an office holder, as a result of: (i) a breach of the office holders duty of care to the company or another person; (ii) a breach of the office holders duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that the act would not prejudice the company’s interests; and (iii) a financial liability imposed upon the office holder in favor of another person.

Indemnification of Office Holders. Under Israeli law a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by the office holder in such capacity for (a) monetary liability imposed upon the office holder in favor of another person pursuant to a court judgment, including a settlement or an arbitration award approved by a court; (b) reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a monetary liability was imposed on him or her in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and (c) reasonable litigation expenses, including attorneys’ fees, actually incurred by the office holder or imposed upon the office holder by a court: (i) in an action, suit or proceeding brought against the office holder by or on behalf of the company or another person, (ii) in connection with a criminal action in which the office holder was acquitted, or (iii) in connection with a criminal action in which the office holder was convicted of a crime that does not require proof of criminal intent.

Israeli law provides that a company’s articles of association may permit the company to (a) indemnify an office holder retroactively, following a determination to this effect made by the company after the occurrence of the event in respect of which the office holder will be indemnified; and (b) undertake in advance to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of occurrences, which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable due to the company’s activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances.

Limitations on Exculpation, Insurance and Indemnification. The Israeli Companies Law provides that a company may not exempt or indemnify an office holder nor enter into an insurance contract which would provide coverage for liability incurred as a result of any of the following: (a) a breach by the office holder of his or her duty of loyalty (however, a company may insure and indemnify against such breach if the office acted in good faith and had reasonable cause to assume that his act would not prejudice the company’s interests); (b) a breach by the office holder of his or her duty of care if the breach was done intentionally or recklessly, unless made in negligence only; (c) any act of omission done with the intent to derive an illegal personal benefit; or (d) any fine, civil fine, monetary sanction or penalty levied against the office holder.

Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our Compensation Committee and our board of directors and, if the office holder is a controlling shareholder, director or a chief executive officer, also by our shareholders.

Our Articles allow us to insure, indemnify and exempt our office holders, to the fullest extent permitted by the provisions of the Israeli Companies Law. We have provided several of our directors and officers a letter of indemnification for liabilities or expenses incurred as a result of their acts in their capacity as directors and officers of our company, in an aggregate amount not to exceed $3 million.

Following the expiration of our previous policy, we acquired a new directors’ and officers’ policy with liability coverage of $5.0 million, and additional side A (only) coverage of $5.0 million, commencing July 26, 2021. Our shareholders approved the purchase of the new policy commencing July 26, 2021 and the terms and conditions for the purchase, renewal, extension and/or replacement, from time to time, of our directors’ and officers’ liability insurance policy for all directors and officers of our company and its subsidiaries, who may serve from time to time (including our Chief Executive Officer) (the “New Policy”), as follows: (i) the coverage limit per claim and in the aggregate under the New Policy may not exceed an amount representing an increase of 25% in any year, as compared to the previous year’s aggregate coverage limit; (ii) our Compensation Committee determines that the New Policy is on market terms; and (iii) any New Policy may not be entered into after 2023. No further approval of our shareholders will be required in connection with any renewal and/or extension and/or purchase of the New Policy entered into in compliance with the foregoing terms. and conditions.

Administrative Sanctions. The Israeli Securities Authority is authorized to impose administrative sanctions against companies like ours and their office holders for certain violations of the Israeli Securities Law or the Israeli Companies Law. These sanctions include monetary sanctions and certain restrictions on serving as a director or senior officer of a public company for certain periods of time. The maximum amount of the monetary sanctions that could be imposed upon individuals is a fine of NIS 1.0 million (currently equivalent to approximately $309,000), plus the greater of the following amounts payable to persons who suffered damages as a result of the violation: (i) the amount of profits earned or losses avoided by the violator as a result of the violation, up to the amount of the applicable fine, or (ii) compensation for damages suffered by the injured persons, up to 20% of the fine imposed on the violator.

Only certain types of liabilities may be reimbursed by indemnification and insurance. Specifically, legal expenses (including attorneys’ fees) incurred by an individual in the applicable administrative enforcement proceeding and any compensation payable to injured parties for damages suffered by them (as described in clause (ii) of the immediately preceding paragraph) are permitted to be reimbursed via indemnification or insurance, provided that such indemnification and insurance are authorized by the company’s articles of association.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation

Set forth below is certain information regarding the historical compensation of our named executive officers during the year ended December 31, 2022.

	Fiscal	Salary	Bonus	Option Awards	All Other Compensation	Total
Name and Position	Year	($)	($)	(1)($)	(2)($)	($)
Rob Phythian	2022	300,000	181,671	130,576	12,000	624,247
President and Chief Executive Officer	2021	259,444	8,000	912,388	5,000	1,184,832

Robert DeLucia	2022	80,385	30,938	21,399	—	132,722
Chief Financial Officer (3)	2021	—	—	—	—	—

Brian Bennett	2022	153,654	22,212	—	—	175,866
Former Chief Financial Officer (4)	2021	81,346	—	80,066	—	161,412

Chris Nicholas	2022	240,000	89,137	113,336	—	442,473
Chief Operating Officer	2021	265,231	36,780	461,928	—	763,939

David Abbott	2022	64,615	—	22,422	—	87,037
Chief Technology Officer (5)	2021	—	—	—	—	—

(1)	Represents the share-based compensation expenses recorded in SharpLink’s consolidated financial statements for the year ended December 31, 2022 and 2021, based on the option’s fair value, calculated in accordance with accounting guidance for equity-based compensation. For a discussion of the assumptions used in reaching this valuation, see note 10 to the consolidated audited financial statements included in our annual report on the Form 10-K for the year ended December 31, 2022, which is incorporated by reference herein.
(2)	Other compensation represents reimbursement of up to $1,000 per month for private/social club dues for the Chief Executive Officer.
(3)	Mr. Robert DeLucia was named as our Chief Financial Officer in August 2022.
(4)	Mr. Brian Bennett joined us as the Chief Financial Officer in August 2021 and resigned in August 2022.
(5)	Mr. David Abbott joined SharpLink in September 2022.

Employment Agreements of Named Executive Officers

Set forth below are summaries of the employment agreements entered into by SharpLink and our named executive officers.

Rob Phythian, President and Chief Executive Officer

Under his employment agreement, Mr. Phythian receives an annual base salary of $300,000 and is eligible to receive an annual bonus, as determined by the SharpLink’s Board of Directors, of up to 25% of his base salary. Such annual bonus has been updated by the annual bonus approved by our shareholders at the shareholders meeting on September 8, 2022.

As approved, Mr. Phythian is also eligible to receive the following compensation:

●	Annual Bonus: Mr. Phythian may be eligible to receive a bonus based on annual bonus plans that will be approved by the Compensation Committee and Board of Directors and will provide for payment of an aggregate bonus of up to 10 monthly base salaries (the “Annual Bonus”). The Annual Bonus will consist of: (i) a discretionary bonus based on the overall satisfaction from the CEO’s performance, including the criteria set forth in the compensation policy, in an amount of up to 3 monthly base salaries, which will be determined by the Compensation Committee and Board of Directors, and (ii) the remainder, which will be based on one or more of the measurable criteria set forth in the Company’s compensation policy, with such targets and weights as determined by the Compensation Committee and Board of Directors, based on the Company’s long-term goals and budget. The Bonus earned, if any, shall be payable in accordance with the Company’s Updated Compensation Policy found at Annex A to the exhibit 99.2 of the Company’s current report on form 6-K submitted on July 28, 2022.

●	Special Bonus: Mr. Phythian received a one-time special bonus of $68,000 due to his special contribution to the successful execution and consummation of an approximately $10 million round of financing with an institutional investor during November 2021.

●	Option Grant: Mr. Phythian received options to acquire 45,000 Ordinary Shares, under our 2021 Equity Incentive Plan (the “2021 Plan”), constituting approximately 1.6% of the outstanding share capital of the Company calculated on a fully-diluted basis. One-third of the option will vest and be exercisable on September 8, 2023, the first anniversary of September 8, 2022, the grant date, one-third of the option will vest and be exercisable on September 8, 2024, the second anniversary of the grant date and one-third of the option will vest and be exercisable on September 8, 2025, the third anniversary of the grant date, subject in all cases to Mr. Phythian’s continued services to the Company. The exercise price per share of the option was $10.30, equal to the closing sale price of our Ordinary Shares on the Nasdaq Capital Market on September 8, 2022, the grant date. The option will expire on the tenth anniversary of September 8, 2022.

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Following the SharpLink Merger, Mr. Phythian received options to acquire 60,000 Ordinary Shares of SharpLink under its 2021 Plan. One-third vested and are exercisable on the grant date, one third will vest and be exercisable on the first anniversary of the grant date and one third will vest and become exercisable on the second anniversary of the grant date, subject in all cases to Mr. Phythian’s continued services to SharpLink. Notwithstanding the foregoing vesting schedule, the right to purchase all shares subject to the option will vest and become exercisable if Mr. Phythian’s employment is terminated 90 days prior to or six months following the completion of a change of control (as such term is defined in the 2021 Plan) of SharpLink. The exercise price per share of the options is $67.40. The options will expire on the tenth anniversary of the date of grant. Mr. Phythian is not entitled to any additional remuneration for his services as a director of SharpLink. Prior to receiving shareholder approval in September 2022 to increase the number of Ordinary Shares authorized to be granted under the 2021 Plan, and to provide for issuance of stock options to other employees of the Company, Mr. Phythian forfeited the 60,000 options.

On February 27, 2023, Mr. Phythian received 17,500 options to acquire 17,500 Ordinary Shares, under our 2021 Plan. Every 1/36th of the total grant of 17,500 options shall vest and be exercisable monthly from March 27, 2023 to February 27, 2026 for 36 months, subject in all cases to Mr. Phythian’s continued services to SharpLink. The 17,500 options consist of 16,528 non-qualified stock options and 972 incentive stock options. The non-qualified stock options will vest from March 27, 2023 to December 27, 2025. The incentive stock options will vest on January 27, 2026 and February 26, 2026.

Mr. Phythian also receives certain medical and fringe benefits, including 100% of the premiums payable for medical insurance benefits for Mr. Phythian and his immediate family during the time of his employment, reimbursement of up to $1,000 per month for private/social club dues, and reimbursement of travel and other expenses incurred in connection with the performance of his duties in accordance with SharpLink’s policies. Mr. Phythian is also entitled to receive an indemnification letter in the form identical to the form provided to SharpLink’s other officers and directors and to be included in SharpLink’s directors’ and officers’ liability insurance policy authorized in accordance with SharpLink’s compensation policy.

Upon termination of Mr. Phythian’s employment by either him or SharpLink, regardless of the reason, Mr. Phythian shall be entitled to (i) any earned but unpaid bonus, payable at such times as such bonus would have otherwise been paid if employment had not been terminated (unless otherwise required by law), and (ii) all other benefits for which he may be eligible in accordance with the SharpLink’s policies then in effect that have vested as of the termination date. If Mr. Phythian’s employment is terminated by SharpLink without “Just Cause” or by Mr. Phythian for “Good Reason,” (as such terms are defined in Mr. Phythian’s employment agreement) then he is entitled to a payment equal to three months of base salary and continued health care coverage for such period, provided that such severance payment is subject to repayment if determined to violate the non-competition and non-solicitation covenants in the agreement. The payment of severance is conditioned upon Mr. Phythian’s execution of a separation agreement that contains a full release of any claims he may have of his employment termination date against SharpLink.

During the term of his employment and for a period of 24 months thereafter, referred to as the Restricted Period, Mr. Phythian will not be permitted, directly or indirectly, to provide services for or hold ownership of any entity that competes with the business of SharpLink in the U.S., Canada, the United Kingdom and the European Union. In addition, during the restricted period, Mr. Phythian may not solicit or encourage any employee of SharpLink to terminate his or her employment or any vendor or supplier to cease doing business with SharpLink.

Chris Nicholas, Chief Operating Officer

Under his employment agreement, Mr. Nicholas receives an annual base salary of $240,000 and is eligible to receive an annual bonus, as determined by the SharpLink’s Board of Directors, of up to 25% of his base salary. Following the SharpLink Merger, Mr. Nicholas received a grant of options under the 2021 Plan to acquire 30,000 SharpLink Ordinary Shares. One third vested and are exercisable on the grant date, one third will vest and be exercisable on the first anniversary of the grant date and one third will vest and become exercisable on the second anniversary of the grant date, subject in all cases to Mr. Nicholas’s continued services to SharpLink. Prior to receiving shareholder approval in September 2022 to increase the number of Ordinary Shares authorized to be granted under the 2021 Plan, and to provide for issuance of stock options to other employees of the Company, Mr. Nicholas forfeited the 30,000 options.

On February 27, 2023, Mr. Nicholas received 7,500 options to acquire 7,500 Ordinary Shares, under our 2021 Plan. Every 1/36th of the total grant shall vest and be exercisable monthly from March 27, 2023 to February 27, 2026 for 36 months, subject in all cases to Mr. Nicholas’s continued services to SharpLink.

Mr. Nicholas also receives certain medical and fringe benefits, including 100% of the premiums payable for medical insurance benefits for Mr. Nicholas and his immediate family during the time of his employment and reimbursement of travel and other expenses incurred in connection with the performance of his duties in accordance with SharpLink policies. Mr. Nicholas is also entitled to receive an indemnification letter in the form identical to the form provided to SharpLink’s other officers and directors and to be included in SharpLink’s directors’ and officers’ liability insurance policy authorized in accordance with SharpLink compensation policy.

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Upon termination of Mr. Nicholas’s employment by either him or SharpLink regardless of the reason, Mr. Nicholas shall be entitled to (i) any earned but unpaid bonus, payable at such times as such bonus would have otherwise been paid if employment had not been terminated (unless otherwise required by law), and (ii) all other benefits for which he may be eligible in accordance with SharpLink’s policies then in effect that have vested as of the termination date. If Mr. Nicholas’s employment is terminated by SharpLink without “Just Cause” or by Mr. Nicholas for “good reason,” (as such terms are defined in Mr. Nicholas’s employment agreement), then he is entitled to a payment equal to three months of base salary and continued health coverage for such period. The payment of severance is conditioned upon Mr. Nicholas’s execution of a separation agreement that contains a full release of any claims he may have as of his employment termination date against SharpLink.

Robert DeLucia, Chief Financial Officer

Under his employment agreement, Mr. DeLucia receives an annual base salary of $220,000 and is eligible to receive an annual bonus, as determined by SharpLink’s Board of Directors, of up to 25% of his base salary. On the date of his hire by SharpLink, August 22, 2022, Mr. DeLucia received a grant of options under the 2021 Plan to acquire 15,000 Ordinary Shares. Every 1/36th of the total grant shall vest and be exercisable monthly from September 22, 2023 to August 22, 2026 for 36 months, subject in all cases to Mr. DeLucia’s continued services to SharpLink.

On February 27, 2023, Mr. DeLucia received a grant of options under the 2021 Plan to acquire 5,000 Ordinary Shares. Every 1/36th of the total grant shall vest and be exercisable monthly from March 27, 2023 to February 27, 2026 for 36 months, subject in all cases to Mr. DeLucia’s continued services to SharpLink.

Mr. DeLucia also receives certain medical and fringe benefits, including 100% of the premiums payable for medical insurance benefits for Mr. DeLucia and his eligible family members during the time of his employment and reimbursement of travel and other expenses incurred in connection with the performance of his duties in accordance with SharpLink policies. Mr. DeLucia is also entitled to receive an indemnification letter in the form identical to the form provided to SharpLink’s other officers and directors and to be included in SharpLink’s directors and officers’ liability insurance policy authorized in accordance with SharpLink’s compensation policy.

Mr. DeLucia’s employment is not a guarantee of employment for a specific period of time. His employment with SharpLink is “at-will,” which means that the Company or he may terminate his employment for any reason or no reason, at any time. In the event Mr. DeLucia elects to resign his employment with the Company, he has agreed to provide SharpLink with 14 days’ written notice of his termination of employment. During this notice period, the Company may ask him to perform specific duties or no duties at all and may ask him not to attend work during all or part of the notice period. During the notice period, Mr. DeLucia will continue to receive the salary and benefits that he had been receiving immediately prior to such period, subject to any change generally made for other employees of the Company. Further, upon termination of his employment for any reason, Mr. DeLucia agrees to cooperate with the Company with respect to those business-related matters of which he has knowledge and to assist with the orderly return of Company property and transition of his work to others, as directed by the Company.

David Abbott, Chief Technology Officer

Under his employment agreement, Mr. Abbott receives an annual base salary of $240,000 and is eligible to receive an annual bonus, as determined by SharpLink’s Board of Directors, of up to 50% of his base salary. On the date of his hire by SharpLink, September 26, 2022, Mr. Abbott received a grant of options under the 2021 Plan to acquire 15,000 SharpLink Ordinary Shares. Every 1/36th of the total grant shall vest and be exercisable monthly from October 26, 2023 to September 26, 2026 for 36 months, subject in all cases to Mr. Abbott’s continued services to SharpLink.

On February 27, 2023, Mr. Abbott received a grant of options under the 2021 Plan to acquire 10,000 Ordinary Shares. Every 1/36th of the total grant shall vest and be exercisable monthly from March 27, 2023 to February 27, 2026 for 36 months, subject in all cases to Mr. Abbott’s continued services to SharpLink.

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Mr. Abbott also receives certain medical and fringe benefits, including 100% of the premiums payable for medical insurance benefits for Mr. Abbott and his immediate family during the time of his employment and reimbursement of travel and other expenses incurred in connection with the performance of his duties in accordance with SharpLink policies. Mr. Abbott is also entitled to receive an indemnification letter in the form identical to the form provided to SharpLink’s other officers and directors and to be included in SharpLink’s directors and officers’ liability insurance policy authorized in accordance with SharpLink’s Compensation Policy.

Mr. Abbott’s employment is not a guarantee of employment for a specific period of time. His employment with SharpLink is “at-will,” which means that the Company or he may terminate his employment for any reason or no reason, at any time. In the event Mr. Abbott elects to resign his employment with the Company, he has agreed to provide SharpLink with 14 days’ written notice of his termination of employment. During this notice period, the Company may ask him to perform specific duties or no duties at all and may ask him not to attend work during all or part of the notice period. During the notice period, Mr. Abbott will continue to receive the salary and benefits that he had been receiving immediately prior to such period, subject to any change generally made for other employees of the Company. Further, upon termination of his employment for any reason, Mr. Abbott agrees to cooperate with the Company with respect to those business-related matters of which he has knowledge and to assist with the orderly return of Company property and transition of his work to others, as directed by the Company.

Outstanding Equity Awards as of December 31, 2022

The following table sets forth specific information concerning outstanding equity incentive awards for each of our named executive officers as of December 31, 2022.

	Options
Name	Number of Ordinary Shares Underlying Unexercised Options (Exercisable)	Number of Ordinary Shares Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date
Rob Phythian	8,011	-	$9.40	12/27/2030
	-	45,000	$11.70	9/12/2032

Chris Nicholas	8,011	-	$9.40	12/27/2030
	625	21,875	$6.40	11/08/2032

Robert DeLucia	1,667	13,333	$12.00	8/21/2032

David Abbott	1,250	13,750	$9.50	9/25/2032

Compensation of Directors

The following table provides certain information concerning the compensation for services rendered in all capacities by each non-employee director serving on SharpLink’s board during the year ended December 31, 2022.

Name	Fees Earned ($)	Option Awards ($)(1)	Total($)
Paul Abdo	$52,800	$121,804	$174,604
Joe Housman	$72,800	$121,804	$194,604
Tom Doering	$56,400	$—	$56,400
Scott Pollei	$57,000	$—	$57,000
Adrienne Anderson	$57,600	$—	$57,600

(1)	Represents the share-based compensation expenses recorded in SharpLink’s consolidated financial statements for the year ended December 31, 2022, based on the option’s fair value, calculated in accordance with accounting guidance for equity-based compensation. For a discussion of the assumptions used in reaching this valuation see Note 12 to SharpLink’s consolidated audited financial statements included in the 2022 Annual Report.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of transactions since January 1, 2021 to which we have been a participant, in which:

●	the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and

●	any of our directors (and director nominees), executive officers, or holders of more than 5% of our voting securities, or immediate family member or affiliate of such persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under “Executive Compensation and Related Information” above, or that were approved by our Compensation Committee.

We believe that each of the transactions described below were on terms no less favorable to us than terms we would have obtained from unaffiliated third parties. For our policies and procedures for related party transactions, see “Approval of Related Party Transactions Under Israeli Law” above.

Employment Agreements

We have entered employment agreements with each of our executive officers. See “Employment Agreements of Named Executive Officers” above for a further discussion of these agreements.

Indemnification of Officers and Directors

Our Articles allow us to insure, indemnify and exempt our office holders, to the fullest extent permitted by the provisions of the Israeli Companies Law. We have provided several of our directors and officers a letter of indemnification for liabilities or expenses incurred as a result of their acts in their capacity as directors and officers of our company, in an aggregate amount not to exceed $3 million. See “Exculpation, Indemnification and Insurance of Directors and Officers” above for a further discussion of the indemnification.

Related Party Transactions with SportsHub

SportsHub previously held approximately 40% of the voting power of SharpLink until December 22, 2022, when SportsHub merged with and into Merger Subsidiary with Merger Subsidiary surviving as a wholly owned subsidiary of SharpLink.

Shared Services with SportsHub

SharpLink and SportsHub, which previously held approximately 40% of the voting power of SharpLink and is now a subsidiary of SharpLink, are party to a Shared Services Agreement dated May 28, 2021. Under the terms of the Shared Services Agreement, SportsHub provides SharpLink with office space for certain company employees, accounting and other administrative services from SportsHub personnel, webhosting services and IT subscriptions, business insurance coverage, cell phone and ISP access, and additional services the parties may agree upon from time to time. SharpLink reimburses SportsHub for SharpLink’s allocated share of the cost of such services. Generally, services are allocated based on passthrough of the cost of SharpLink’s direct usage (such as cellphone plan coverage and webhosting services) or allocated based on share of headcount (such as the office lease and ISP).

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The cost of shared personnel is allocated based on the parties’ estimate of time performing services for each entity. Shared personnel costs include salary, benefits, and related tax withholdings, which are allocated pro rata based on SharpLink’s and SportsHub’s estimate of the percentage of the working time a shared employee provides services to each company. Under the Shared Services Agreement, employees of SharpLink may also provide services to SportsHub. To the extent that SharpLink employees provide services to SportsHub, the cost of those services is offset against amounts otherwise owed under the Shared Services Agreement. Mr. Phythian, the Chief Executive Officer of SharpLink, and Mr. Nicholas, Chief Operating Officer of SharpLink, were also both employees of SportsHub until June 1, 2021.

SharpLink does not pay a markup or share of overhead expenses to SportsHub for the shared services. The Shared Services Agreement has a one-year term and automatically renews for successive one-year periods unless terminated by either party. SharpLink may terminate the Shared Services Agreement or any individual services received thereunder upon 30 days’ notice to SportsHub, and SportsHub may terminate the Shared Services Agreement or any service thereunder upon 90 days’ notice to SharpLink.

The Shared Services Agreement formally documented the shared service arrangement that was previously in place between SportsHub and SharpLink. Prior to the entry into the Shared Services Agreement, SharpLink reimbursed SportsHub for services in the amounts of approximately $2.2 million and approximately $2.3 million in 2020 and 2019, respectively. Included in those amounts is an amount of approximately $1.5 million (for each of 2020 and 2019) related to SharpLink’s Sports Gaming Client Services operating segment, which was acquired by SharpLink from SportsHub in November 2020, which was accounted for as a common control merger, with expenditures by SportsHub on the Sports Gaming Client Services business treated, until the date of acquisition by SharpLink, as reimbursements for accounting purposes. Beginning in late 2020, SharpLink implemented steps to separate its operations from SportsHub, including transferring the payroll of the Sports Gaming Client Services segment and SharpLink’s Chief Executive Officer and Chief Operating Officer to SharpLink. Further, effective as of June 1, 2021, SharpLink’s Chief Executive Officer and Chief Operating Officer resigned from their positions as officers of SportsHub. As a result, SharpLink received significantly fewer services from SportsHub than in previous periods. SharpLink reimbursed SportsHub quarterly with an aggregate reimbursement of approximately $285,673 for the year ended December 31, 2022. Upon the closing of SharpLink’s merger with SportsHub on December 22, 2022, this Shared Services Agreement was terminated.

Brown and Brown

The Company uses Brown & Brown (“Brown”), which acquired Hays Companies, as an insurance broker. Brown is considered a related party as an executive of Brown serves on the board of directors for the Company. The Company paid $1,198,710 and $728,986 for the years ending December 31, 2022 and 2021, respectively for insurance coverage brokered by Brown. The Company paid $381,935 and $305,669 for the three months ending March 31, 2023 and 2022, respectively for insurance coverage brokered by Brown. The Company’s director earned no commissions for the placement of these policies.

Connecticut Facility Lease

SharpLink leases office space in Collinsville, Connecticut from CJEM, LLC, an entity owned by Chris Nicholas, SharpLink’s Chief Operating Officer and member of its Board of Directors and a director nominee, pursuant to a lease dated December 16, 2020. SharpLink paid approximately $38,400 in each of 2022 and 2021 under such lease. The Company paid rent expense of $9,600 in each of the three months ending March 31, 2023 and 2022 related to this lease. The current term of the lease expires on December 31, 2023, and SharpLink has the right to extend the Lease under the same terms for an additional three-year term through December 31, 2026.

Related Party Transactions with Alpha

Pursuant to Regulation S-K, Item 403(a), Alpha is considered a related party. For the transactions with Alpha, see “Certain Relationships with Selling Shareholder” above.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 27, 2023 regarding the beneficial ownership by our management and all shareholders known to us to own beneficially more than 5% of our Ordinary Shares:

Name (1)	Number of Ordinary Shares Beneficially Owned(2)	Percentage of Outstanding Ordinary Shares(3)
Principal Shareholders
Alpha Capital Anstalt (“Alpha”)(4) (5) (6)	283,081	9.99%

Executive Officers
Rob Phythian, CEO(7)	78,072	2.8%
Chris Nicholas, COO(8)	142,828	5.0%
Robert DeLucia, CFO(9)	7,500	*
David Abbott, CTO(10)	8,333	*
Non-Employee Directors
Paul Abdo(11)	116,327	4.1%
Joe Housman(1)	26,480	*
Tom Doering	—	—
Scott Pollei	—	—
Adrienne Anderson	—	—
All directors and executive officers as a group	379,540	13.4%

* Indicates less than 1%.

1	Unless otherwise indicated, such individual’s address is C/O SharpLink Gaming Ltd., 333 Washington Avenue North, Suite 104, Minneapolis, Minnesota 55401.

2	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Ordinary shares relating to options currently exercisable or exercisable within 60 days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

3	Percentages are calculated based on 2,833,734 Ordinary Shares issued and outstanding as of September 27, 2023, less 90 Ordinary Shares held as treasury stock. This represents a total number of 2,833,644.

4	Beneficial ownership reflects the maximum number of Ordinary Shares that may be acquired by Alpha subject to the Beneficial Ownership Limitation. Pursuant to the Company’s records, Alpha owns of record (i) 101,406 Ordinary Shares, (ii) 12,481 Preferred B Shares, (iii) regular warrant to purchase 266,667 Ordinary Shares at an exercise price of $0.60 per share, (iv) the Debenture convertible to up to 1,391,798 Ordinary Shares (consisting of 1,053,337 Conversion Shares to be issued at $4.0704 per share (the “Conversion Price”), and 338,461 interest shares which may be issued at $3.90 per share, the closing price of our Ordinary Shares as of April 20, 2023, assuming all permissible interest and principal payments are made in Ordinary Shares and the Debenture is held until maturity), and (v) warrant to purchase up to 880,000 Ordinary Shares at an exercise price of $4.0704 per share.

5	As of September [ ], 2023, there were 7,202 Preferred A-1 Shares accrued as payment of quarterly dividends on the Preferred B Shares held by Alpha, but not yet issued.

6	Alpha’s address is Altenbach 8, 9490 Vaduz, Principality of Liechtenstein.

7	Includes 27,385 Ordinary Shares issuable upon exercise of options within 60 days.

8	Includes 17,385 Ordinary Shares issuable upon exercise of options within 60 days.

9	Includes 7,500 Ordinary Shares issuable upon exercise of options within 60 days.

10	Includes 8,333 Ordinary Shares issuable upon exercise of options within 60 days.

11	Includes 9,332 Ordinary Shares issuable upon exercise of options within 60 days, and 82,793 Ordinary Shares indirectly owned by Mr. Abdo through Abdo Investments II, Inc., a Minnesota corporation. Mr. Abdo is a director of Abdo Investments II, Inc.

12	Includes 9,332 Ordinary Shares issuable upon exercise of options within 60 days.

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EQUITY INCENTIVE PLANS

As of December 31, 2022, the Company had two equity incentive plans under which Ordinary Shares of the Company were authorized for issuance to directors, officers or employees of the Company and its subsidiaries in exchange for consideration in the form of goods or services: the 2020 Stock Incentive Plan of Old SharpLink and the 2021 Plan.

2020 Stock Incentive Plan

In December 2020, Old SharpLink’s Board of Directors approved the 2020 Stock Incentive Plan (the “2020 Plan”). Equity instruments allowed to be granted under the plan include stock options, restricted stock awards, stock appreciation rights, performance units and stock bonuses. The 2020 Plan allowed for grants of up to 40,000 shares of Old SharpLink and the 2020 Plan expires on December 23, 2030. Prior to the MTS Merger, 36,000 stock options had been granted under the 2020 Plan.

Through the MTS Merger in July 2021, SharpLink assumed the 2020 Plan and exchanged all outstanding stock options in Old SharpLink for those in SharpLink at an exchange rate of 1.3352 shares of SharpLink for one share of Old SharpLink. As a result, there were 48,066 stock options outstanding as of the closing date of the MTS Merger. To provide for adequate shares to be issued to Company’s employees, Mr. Rob Phythian, SharpLink’s CEO, Mr. Chris Nicholas, SharpLink’s COO, and Brian Bennett, SharpLink’s former CFO forfeited an aggregate of 114,000 options, 36,000 of which were vested. As a result, 78,000 options were deemed to have been forfeited and 36,000 options were deemed to have expired.

The Company granted 36,000 options under the 2020 Plan for the year ended December 31, 2021. During 2022, there were no grants under the 2020 Plan. As of December 31, 2022, there were 43,063 stock options outstanding with a weighted average exercise price of approximately $9.40 per share. There will be no future grants made through the 2020 Plan as the plan was succeeded by the 2021 Plan.

2021 Equity Incentive Plan

In July 2021, the Company’s shareholders approved the 2021 Plan. The plan is the successor to the 2020 Plan. The Equity instruments allowed to be granted under the plan include stock options, warrants, stock appreciation rights, restricted stock awards, and restricted stock units. In September 2022, shareholders approved an amendment to the 2021 Plan, increasing the total number of equity instruments allowed for grants from 233,663 to 543,663 shares. The 2021 Plan expires on December 23, 2030.

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During 2022, there were 249,650 stock options granted under the 2021 Plan with a weighted average exercise price of $10.00 per share. The following table provides information about our Ordinary Shares that may be issued upon the exercise of options, warrants and rights under all our existing equity compensation plans as of December 31, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plan Approved by Shareholders:

2020 Stock Incentive Plan	43,063	$9.40	-
2021 Equity Incentive Plan	245,849	$10.00	297,814

Equity Compensation Plan Not Approved by Shareholders:	N/A	N/A	N/A

Stock Option Forfeitures by Co-Founders

Prior to receiving shareholder approval in September 2022 to increase the number of Ordinary Shares authorized to be granted under the 2021 Plan, and to provide for issuance of stock options to employees of the Company, Mr. Rob Phythian, SharpLink’s CEO, Mr. Chris Nicholas, SharpLink’s COO, and Brian Bennett, SharpLink’s former CFO forfeited an aggregate 114,000 options, 36,000 of which were vested. As a result, 78,000 options were deemed to have been forfeited and 36,000 options were deemed to have expired.

Outstanding Equity Awards

The following table sets forth information regarding the options and unvested restricted shares held by each of the named executive officers as of December 31, 2022. Dollar amounts have been rounded up to the nearest whole dollar.

Outstanding Equity Awards at Fiscal Year-End

	Options
Name	Number of Ordinary Shares Underlying Unexercised Options (Exercisable)	Number of Ordinary Shares Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date
Rob Phythian	8,011	-	$9.40	12/27/2030
	-	45,000	$11.70	9/12/2032

Chris Nicholas	8,011	-	$9.40	12/27/2030
	625	21,875	$6.40	11/08/2032

Robert DeLucia	1,667	13,333	$12.00	8/21/2032

David Abbott	1,250	13,750	$9.50	9/25/2032

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INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

●	our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2022, filed with the SEC on April 5, 2023 and July 14, 2023;

●	our quarterly report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 14, 2023;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 16, 2023;

●	our definitive proxy statement on Schedule 14A, filed with the SEC on April 25, 2023;

●	our definitive proxy statement on Schedule 14A, filed with the SEC on September 26, 2023; and

●	our Current Reports on Forms 8-K and 8-K/A filed with the SEC on January 5, 2023, January 23, 2023, February 16, 2023, February 17, 2023, April 26, 2023, May 10, 2023, May 26, 2023, May 26, 2023, June 21, 2023, August 9, 2023 and September 8, 2023.

Any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

SharpLink Gaming Ltd.

333 Washington Avenue North, Suite 104

Minneapolis, MN 55401

Attn: Robert DeLucia, Chief Financial Officer

Telephone: (612) 293-0619

Copies of these filings are also available, without charge, on our website at www.sharplink.com as soon as reasonably practicable after they are filed electronically with the SEC. You may also obtain additional information about us by visiting our website. The information set forth on, or accessible from our website is not a part of this prospectus.

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266,667 Ordinary Shares

PROSPECTUS